As filed with the Securities and Exchange Commission on June 30, 2017

Registration No. 333-208536

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QUEST PATENT RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6794	11-2873662
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

411 Theodore Fremd Ave. Suite 206S

Rye, NY 10580-1411

(888) 743-7577

(Address and telephone number of principal executive offices)

COPIES TO:

Asher S. Levitsky P.C.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, Suite 1100

New York, New York 10105-0302

Telephone: (212) 370-1300

Fax: (646) 895-7182

E-mail: alevitsky@egsllp.com

(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.00003 per share	100,000,000 shares	$0.005	$500,000	$50.35

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended. The shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at a fixed price of $0.005 per share until the common stock is quoted on the OTC Bulletin Board or the OTCQX or OTCQB marketplaces of OTC Markets Group Inc., or is listed on a securities exchange; and thereafter at market prices prevailing at the time of sale or at negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JUNE 30, 2017

100,000,000 Shares

Quest Product Research Corporation

OTC Pink trading symbol: QPRC

This prospectus relates to the public offering of an aggregate of 100,000,000 shares of common stock which may be sold from time to time by the selling stockholders named in this prospectus.

The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at a fixed price of $0.00[X] per share until our common stock is quoted on the OTC Bulletin Board or the OTCQX or OTCQB marketplaces of OTC Markets Group Inc., or is listed on a securities exchange; and thereafter at market prices prevailing at the time of sale or at negotiated prices. We cannot assure you that our common stock will be quoted on the OTC Bulletin Board or the OTCQX or OTCQB marketplaces or listed on a securities exchange.

We will not receive any proceeds from the sale by the selling stockholder of their shares of common stock. We will pay the cost of the preparation of this prospectus, which is estimated at $15,000.

On June 29, 2017, the last reported sales price for our common stock on the OTC Pink, as reported by OTC Markets, was $0.0012 per share.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling stockholders may sell shares of common stock in the public market based on the market price at the time of sale or at negotiated prices or in transactions that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is _____________, 2017.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

Until _____________, 2017, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. However, you should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Our Business

We are an intellectual property asset management company. Our principal operations include the development, acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by us or one of our wholly-owned subsidiaries. We currently own, control or manage eight intellectual property portfolios, which principally consist of patent rights. Our eight intellectual property portfolios include the three portfolios which we acquired in October 2015 from Intellectual Ventures Assets 16, LLC. As part of our intellectual property asset management activities and in the ordinary course of our business, it has been necessary for us or the intellectual property owner who we represent to initiate, and it is likely to continue to be necessary to initiate, patent infringement lawsuits and engage in patent infringement litigation. We anticipate that our primary source of revenue will come from the grant of licenses to use our intellectual property, including licenses granted as part of the settlement of patent infringement lawsuits. We also generate revenue from management fees from managing intellectual property portfolios.

We seek to generate revenue from three sources:

●

Patent licensing fees relating to our intellectual property portfolio, which includes fees from the licensing of our intellectual property, primarily from litigation relating to enforcement of our intellectual property rights.

●	Management fees, which we receive for managing structured licensing programs, including litigation, related to our intellectual property rights.

●	Licensed packaging sales, which relate to the sale of licensed products.

Intellectual property monetization includes the generation of revenue and proceeds from the licensing of patents, patented technologies and other intellectual property rights. Patent litigation is often a necessary element of intellectual property monetization where a patent owner, or a representative of the patent owner, seeks to protect its patent rights against the unlicensed manufacture, sale, and use of the owner’s patent rights or products which incorporate the owner’s patent rights. In general, we seek to monetize the bundle of rights granted by the patents through structured licensing and when necessary enforcement of those rights through litigation, although to date all of our patent license revenues have resulted from litigation.

We intend to develop our business by acquiring intellectual property rights, either in the form of ownership of or an exclusive license to the underlying intellectual property. Our goal is to enter into agreements with inventors of innovative technologies for which there may be a significant market for products which use or incorporate the intellectual property. We seek to purchase all of, or interests in, intellectual property in exchange for cash, securities of our company, the formation or a joint venture or separate subsidiary in which the owner has an equity interest, and/or interests in the monetization of those assets. Our revenue from this aspect of our business can be generated through licensing and, when necessary, which is typically the case, litigation efforts as well as intellectual property management fees. We engage in due diligence and a principled risk underwriting process to evaluate the merits and potential value of any acquisition, partnership or joint venture. We seek to structure the terms of our acquisitions in a manner that will achieve the highest risk-adjusted returns possible, in the context of our financial condition. In connection with the acquisition of intellectual property portfolios, we have granted the party providing the financing an interest in any recovery we have with respect to the intellectual property purchased with the financing, and we expect that we will have to continue to grant such interests until and unless we have generated sufficient cash from licensing our intellectual property to enable us to acquire additional intellectual property portfolios without outside financing. However, we cannot assure you that we will ever generate sufficient revenues to enable us to purchase additional intellectual property without third-party financing.

We employ a due diligence process before completing the acquisition of an intellectual property interest. We begin with an investment thesis supporting the potential transaction and then proceed to test the thesis through an examination of the critical drivers of the value of the underlying intellectual property asset. Such an examination focuses on areas such as title and inventorship issues, the quality of the drafting and prosecution of the intellectual property assets, legal risks inherent in licensing programs generally, the applicability of the invention to the relevant marketplace and other issues such as the effects of venue and other procedural issues. However, our financial position may affect our ability to conduct due diligence with respect to intellectual property rights.

It is frequently necessary to commence litigation in order to obtain a recovery for past infringement of, or to license the use of, our intellectual property rights. Intellectual property litigation is very expensive, with no certainty of any recovery. To the extent possible we seek to engage counsel on a contingent fee or partial contingent fee basis, which significantly reduces our litigation cost, but which also reduces the value of the recovery to us. We do not have the resources to enable us to fund the cost of litigation. To the extent that we cannot fund litigation ourselves, we may enter into an agreement with a third party, which may be the patent owner or the former patent owner who transferred the patent rights to us, or an independent third party. In view of our limited cash and our working capital deficiency, we are not able to institute any monetization program that may require litigation unless we engage counsel on a fully contingent basis or we obtain funding from third party funding sources. In these cases, either counsel is afforded a greater participation in the recovery or the third party that funds the litigation would be entitled to participate in any recovery.

Purchase of Intellectual Property from Intellectual Ventures

On October 22, 2015, pursuant to an agreement with an effective date of July 8, 2015, as amended, between us and Intellectual Ventures, we purchased three groups of patents from Intellectual Ventures for a purchase price of $3,000,000, of which $1,000,000 was paid at the closing from the proceeds of the $1,250,000 loan from United Wireless, the second installment was paid on September 30, 2016 from a $1,000,000 loan from United Wireless and the remaining $1,000,000 is due in September 2017. We acquired the intellectual property at the closing, and we granted Intellectual Ventures a security interest in the patents transferred to us as security for the payment of the balance of the purchase price. The security interest of Intellectual Ventures is senior to the security interest of United Wireless in the proceeds derived from such patents. The patent portfolios which we acquired from Intellectual Ventures are the anchor structure portfolio, the power management/bus control portfolio and the diode on chip portfolio, which are described under “Business – Our Intellectual Property Portfolios” and our agreements with United Wireless are described under “Business – Agreements with United Wireless.”

Organization

We were incorporated in Delaware on July 17, 1987 under the name Phase Out of America. On September 21, 1997, we changed our name to Quest Products Corporation, and, on June 6, 2007, we changed our name to Quest Patent Research Corporation. We have been engaged in the intellectual property monetization business since 2008. Our executive office is located at 411 Theodore Fremd Ave., Suite 206S, Rye, New York 10580-1411, telephone (888) 743-7577. Our website is www.qprc.com. Information contained on our website or any other website does not constitute a part of this prospectus.

References to “we,” “us,” “our” and word of like import refer to Quest Patent Research Corporation and one or more of our subsidiaries unless the context specifically states or implies otherwise.

Issuance of Securities to Selling Stockholders

The 100,000,000 shares of common stock offered by the selling stockholders pursuant to this prospectus represent the 50,000,000 shares of common stock that we issued at the closing to United Wireless and the 50,000,000 shares of common stock that are issuable upon exercise of the purchase option that we granted to United Wireless. The 50,000,000 shares of common stock that were issued to United Wireless have been transferred to Andrew C. Fitton (35,000,000 shares) and Michael R. Carper (15,000,000 shares), and the option to purchase 50,000,000 shares was transferred by United Wireless to Intelligent Partners, LLP, which is owned by Mr. Fitton (70%) and Mr. Carper (30%). Pursuant to the terms of the purchase option, Intelligent Partners has the right to purchase 16,666,667 shares at an exercise price of $0.01 per share during the period from September 30, 2016 through September 30, 2020, an additional 16,666,667 shares at an exercise price of $0.03 per share during the period from September 30, 2017 through September 30, 2020, and an additional 16,666,666 shares at an exercise price of $0.05 per share during the period from September 30, 2018 through September 30, 2020. See “Business – Agreements with United Wireless.”

The Offering

Common Stock Offered:	The selling stockholders are offering 100,000,000 shares of common stock, of which 50,000,000 shares are owned by two of the selling stockholders and 50,000,000 shares are issuable upon exercise of a purchase option held by Intelligent Partners.
Outstanding Shares of Common Stock:	313,038,334 shares*
Use of Proceeds:	We will not receive any proceeds from the sale of the shares by the selling stockholders.
Determination of Offering Price:	The shares will be sold by the selling stockholders at a fixed price of $0.005 per share until our common stock is quoted on the OTC Bulletin Board or the OTCQX or OTCQB marketplaces of the OTC Markets Group Inc. or is listed on a securities exchange, at which time the shares may be sold at prices prevailing at the time or at negotiated prices. We cannot assure you that our common stock will be quoted on the OTC Bulletin Board or the OTCQX or OTCQB marketplaces or listed on a securities exchange.

*	Not including (a) 65,000,000 shares of common stock issuable upon exercise of outstanding warrants or options or (b) 50,000,000 shares of common stock issuable upon exercise of the purchase option held by Intelligent Partners.

SUMMARY FINANCIAL INFORMATION

The following information as of December 31, 2016 and 2015 and for years in then ended have been derived from our audited financial statements which appear elsewhere in this prospectus. The information at March 31, 2017 and for the three months ended March 31, 2017 and 2016 have been derived from our unaudited financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015
Revenues	$15,808	$159,161	$1,264,214	$498,395
Loss from operations	(196,121)	(285,614)	(676,717)	(273,709)
Net loss attributable to common stockholders	(264,676)	(370,849)	(955,982)	(327,952)
Loss per share (basic and diluted)	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average shares of common stock outstanding	313,038,334	313,038,334	313,038,334	271,394,498

Balance Sheet Information:

	March 31, 2017	December 31, 2016
Current assets	$98,444	$265,808
Working capital deficiency	(3,590,111)	(3,393,617)
Accumulated deficit	(15,646,106)	(15,381,430)
Stockholders’ deficit	(1,599,987)	(1,336,670)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in this prospectus include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The risks set forth below are not the only risks facing us. Additional risks and uncertainties may exist that could also adversely affect our business, prospects or operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or a significant part of your investment.

Risks Relating to our Financial Conditions and Operations

We have a history of losses and are continuing to incur losses. During the period from 2008, when we changed our business to become an intellectual property management company, through March 31, 2017, we generated a cumulative loss of more than $15,600,000 on cumulative revenues of less than $4,800,000 and our losses are continuing. Our total assets were approximately $2,089,000 at March 31, 2017 and $2,323,000 at December 31, 2016, of which approximately $2,000,000 represented the book value of patents we acquired in October 2015. We had a working capital deficiency of approximately $3,590,000 at March 31, 2017 and $3,394,000 at December 31, 2016, and our continuing losses are generating an increase in our negative working capital. We cannot give assurance that we can or will ever operate profitably.

Our independent auditors have included a going concern qualification in their report on our financial statements for the year ended December 31, 2016. Because of our history of losses, deficiency in stockholders’ equity, working capital deficiency and the uncertainty of generating revenues in the future, our independent auditors have included a going concern qualification in their report on our financial statements for the year ended December 31, 2016.

We require significant funding in order to develop our business. Our business requires substantial funding to evaluate and acquire intellectual property rights and to develop and implement programs to monetize our intellectual property rights, including the prosecution of any litigation necessary to enable us to monetize our intellectual property rights. Our failure to develop and implement these programs could both jeopardize our relationships under our existing agreements and could inhibit our ability to generate new business, either through the acquisition of intellectual property rights or through exclusive management agreements. We cannot be profitable unless we are able to obtain the funding necessary to develop our business, including litigation to monetize our intellectual property. We cannot assure you that we will be able to obtain necessary funding or to develop our business.

Unless we generate significant revenue from our intellectual properties, we may be unable to pay the notes we incurred in connection with our recent intellectual property purchase. Through March 31, 2017, we borrowed $2,500,000 from United Wireless, of which $2,000,000 was used to make the first two payments of $1,000,000 due to Intellectual Ventures on account of the $3,000,000 purchase price of the intellectual property we acquired from Intellectual Ventures and United Wireless has agreed to provide us with the funds to make the final $1,000,000 payment regardless of whether we are in compliance with the covenants under the agreement as well as, under certain conditions, an additional $325,000 for working capital. The notes are due September 30, 2020. Unless we generate revenue either from our existing intellectual property portfolio, including the patent rights we acquired from Intellectual Ventures, or from any new intellectual property portfolios which we may acquire in the future, we do not expect to have the funds necessary to pay principal and interest on the notes. If we are not able to make payment when due, we may not be able to continue in business and it may be necessary for us to seek protection under the Bankruptcy Act. We cannot assure you that we will be able to generate the revenue necessary to pay United Wireless.

Because of our lack of funds, we may not be able to conduct adequate due diligence on any new intellectual property which we may seek to acquire. We currently have nominal current assets and are operating at a loss. In order to evaluate any intellectual property rights which we may seek to acquire, we need to conduct due diligence on the intellectual property and underlying technology. To the extent that we are unable to perform the necessary due diligence, we will not be able to value any asset which we acquire, which may impair our ability to generate revenue from the intellectual property rights. If any conditions occur, such as defects in the ownership of the intellectual property, infringement on intellectual property rights of others, the existence of better technology which does not require our intellectual property, or other conditions that affect the value of the patents or marketability of the underlying intellectual property rights, we may not be able to monetize the patents and we may be subject to liability to a third party who has rights in the intellectual property.

It is very difficult for us to raise funds in the equity or debt marked, and any funding we obtain is likely to result in significant dilution to our stockholders. Because of our financial position, our continuing losses and our negative working capital from operations, we do not expect that we will be able to obtain any debt or equity financing for our operations. Our stock price has generally been trading at a price which is less than $0.01 per share for more than the past two years. We believe that our financial condition, our history of losses and negative cash flow from operations, our low stock price, and the terms of our agreements with United Wireless, including the possibility of a Conversion Eligible Event of Default and the claims by United Wireless that we are in breach of the registration rights agreement, make it difficult for us to raise funds in the debt or equity markets. However, in the event that we are able to raise funds in the equity market, the sale of shares would result in significant dilution to the present stockholders, and even a modest equity investment could result in the issuance of a very significant number of shares.

If we breach certain obligations under our agreement with United Wireless, including our failure to pay the notes when due or have sufficient authorized common stock for potential conversion of our notes due to United Wireless, we may lose the ownership of the subsidiaries that own intellectual property. Under our agreement with United Wireless, United Wireless, which has already provided us with funds to make the first two $1,000,000 to Intellectual Ventures, is required to provide us with funds to make the third $1,000,000 payment to Intellectual Ventures, even if we are not in compliance with our obligations under our agreements with United Wireless. In the event that certain events of default, which are called Conversion Eligible Events of Default, have occurred and are continuing on the date the third $1,000,000 payment is due to Intellectual Ventures, United Wireless shall make the payment, and immediately upon the United Wireless’ payment to Intellectual Ventures, we shall be deemed to have assigned, transferred and conveyed to United Wireless and/or its nominee title to and ownership of the stock of the subsidiaries that hold title to the patents acquired from Intellectual Ventures and our obligations on the notes, to the extent that the notes relate to the payment of the purchase price of the patents from Intellectual Ventures, terminate. In addition, any outstanding notes become convertible into common stock at a conversion price equal to 90% of the closing sale price of our common stock on the trading day immediately preceding the date the United Wireless gives notice of conversion. Conversion Eligible Events of Default include, among other events,

●	our failure to pay principal on any note;
●	our failure to pay interest and other charges in excess of $100,000; and
●	our inability, for more than 135 consecutive days, to have reserved for issuance upon conversion of the notes the number of shares of common stock that equals at least 130% of the aggregate maximum number of shares of common stock issuable upon conversion of the then outstanding notes.

We cannot assure you that we will be able to prevent a Conversion Eligible Event of Default.

Although we increased our authorized common stock in June 2017, we cannot assure you that we will have sufficient common stock available for the potential conversion of the notes to United Wireless, which could result in a Conversion Event of Default. As a result of a decline in our stock price, from February 13, 2017 until June 15, 2017, we did not have sufficient authorized shares of common stock to permit full conversion of the notes and the issuance of the 50,000,000 shares of common stock issuable upon exercise of the purchase option. Although we increased our authorized common stock to 10,000,000,000 shares on June 15, 2017, we cannot assure you that we will continue to have sufficient authorized common stock to permit full conversion of the notes and exercise of the option held by United Wireless. In the event that we do not have sufficient authorized shares of common stock, a Conversion Eligible Event of Default may occur if we do not further increase our authorized common stock or effect a reverse split. We cannot assure you that a Conversion Eligible Event of Default will not occur.

We are dependent upon our chief executive officer. We are dependent upon Jon Scahill, our chief executive officer and president and sole full-time employee, for all aspects of our business including locating, evaluating and negotiating for intellectual property rights from the owners, managing our intellectual property portfolios, engaging in licensing activities and monetizing the rights through licensing and managing and monitoring any litigation with respect to our intellectual property as well as defending any actions by potential licensees seeking a declaratory judgment that they do not infringe. The loss of Mr. Scahill would materially impair our ability to conduct our business. Although we have an employment agreement with Mr. Scahill, the employment agreement does not insure that Mr. Scahill will remain with us.

Risks Relating to Monetizing our Intellectual Property Rights

We may not be able to monetize our intellectual property portfolios. Although our business plan is to generate revenue from our intellectual property portfolios, we have not been successful in generating any significant revenue from our portfolios and we have not generated any revenues from two of our intellectual property portfolios. We cannot assure you that we will be able to generate any significant revenue from our existing portfolios or that we will be able to acquire new intellectual property rights that will generate significant revenue.

If we are not successful in monetizing our portfolios, we may not be able to continue in business. Although we have ownership of some of our intellectual property, we also license the rights pursuant to agreements with the owners of the intellectual property. If we are not successful in generating revenue for those parties who have an interest in the results of our efforts, those parties may seek to renegotiate the terms of our agreements with them, which could both impair our ability to generate revenue from our intellectual property and make it more difficult for us to obtain rights to new intellectual property rights. If we continue to be unable to generate revenue from our existing intellectual property portfolios and any new portfolios we may acquire, we may be unable to continue in business.

If we are not successful in patent litigation, the defendants may seek to have the court award attorneys’ fees to them against us. The United States patent laws provide that “the court in exceptional cases may award reasonable attorney fees to the prevailing party.” Although the patents are owned by our subsidiaries and any judgment would be awarded against the subsidiaries, the subsidiaries have no assets other than the patent rights. Our funding sources for our patent litigation do not provide for the funding source to pay any judgment against us. Thus, if any defendants obtain a judgment against one of our subsidiaries, they may seek to enforce their judgment against the patents owned by the subsidiary or seek to put the subsidiary into bankruptcy and acquire the patents in the bankruptcy proceeding. As a result, it is possible that an adverse verdict in a petition for legal fees could result in the loss of the patents owned by the subsidiary and a default under our note to United Wireless.

Our inability to acquire intellectual property portfolios will impair our ability to generate revenue and develop our business. We do not have the personnel to develop patentable technology by ourselves. Thus, we need to depend on acquiring rights to intellectual property and intellectual property portfolios from third parties. In acquiring intellectual property rights, there are delays in (i) identifying the intellectual property which we may want to acquire, (ii) negotiating an agreement with the owner or holder of the intellectual property rights, and (iii) generating revenue from those intellectual property rights which we acquire. During these periods, we will continue to incur expenses with no assurance that we will generate revenue. We currently hold intellectual property portfolios from which we have not generated any revenue to date, and we cannot assure you that we will generate revenue from our existing intellectual property portfolios or any additional intellectual properties which we may acquire.

We may be unable to enforce our intellectual property rights unless we obtain third party funding. Because of the expense of litigation and our lack of working capital, we may be unable to enforce our intellectual property rights unless we obtain the agreement of a third party to provide funding in support of our litigation. We cannot assure you that we will be able to obtain third party funding, and the failure to obtain such funding may impair our ability to monetize our intellectual property portfolio.

Because we need to rely on third-party funding sources to provide us with funds to enforce our intellectual property rights we are dependent upon the perception by potential funding sources of the value of our intellectual property. Because we do not have funds to pursue litigation to enforce our intellectual property rights, we are dependent upon the valuation which potential funding sources give to our intellectual property. In determining whether to provide funding for intellectual property litigation, the funding sources need to make an evaluation of the strength of our patents, the likelihood of success, the nature of the potential defendants and a determination as to whether there is a sufficient potential recovery to justify a significant investment in intellectual property litigation. Typically, such funding sources receive a percentage of the recovery after litigation expenses, and seek to generate a sufficient return on investment to justify the investment. Unless that funding source believes that it will generate a sufficient return on investment, it will not fund litigation. We cannot assure you that we will be able to negotiate funding agreements with third party funding sources on terms reasonably acceptable to us, if at all. Because of our financial condition, we may only be able to obtain funding on terms which are less favorable to us than we would otherwise be able to obtain.

Even if we enter into funding agreements, there is no assurance that we will generate revenue from the funded litigation. Although the funding source makes its evaluation as to the likelihood of success, patent litigation is very uncertain, and we cannot assure you that, just because we obtain litigation funding, we will be successful or that any recovery we may obtain, net of litigation costs and payments to the funding source and United Wireless, will be significant.

Because of the terms of a funding agreement and our agreement with United Wireless, we allocate to third parties a significant portion of any recovery we may obtain. Typically, an agreement with a litigation funding source provides that the funding party received a negotiated percentage of the recovery after legal expenses. In addition, we have a monetization proceeds agreement with United Wireless pursuant to which United Wireless has the right to receive 15% of the net monetization proceeds received from the patents we acquired from Intellectual Ventures in October 2015 and our mobile data and financial data intellectual property portfolios. As a result, the amount we recover from any successful litigation, after the costs of the litigation, represents only a fraction of the net recovery.

Because we granted United Wireless a security interest in almost all of our intellectual property and the proceeds from our intellectual property, we may not be able to raise funds through a debt financing. Pursuant to our agreements with United Wireless, we granted United Wireless a security interest in the stock of our subsidiaries that hold the intellectual property acquired from Intellectual Ventures and in the proceeds from the monetization of the intellectual property acquired from Intellectual Ventures and our mobile data and financial data portfolios. The inability to grant a security interest in these assets to a new lender would materially impair our ability to obtain debt financing for our operations, and may also impair our ability to obtain financing to acquire additional intellectual property rights.

Because of our financial condition and our failure to have generated revenues from our existing portfolios, we may not be able to obtain intellectual property rights to the most advanced technologies. In order to generate meaningful revenues from intellectual property rights, we need to be able to identify, negotiate rights to and offer technologies for which there is a developing market. Because of our financial condition and our lack of the generation of any significant revenue from our existing intellectual property portfolios, we may be unable to negotiate rights to technology for which there which will be a strong developing market, or, if we are able to negotiate agreements for such intellectual property, the terms of our purchase or license may not be favorable to us. Accordingly, we cannot assure you that we will be able to acquire intellectual property rights to the technology for which there is a strong market demand.

Potential acquisitions may present risks, and we may be unable to achieve the financial or other goals intended at the time of any potential acquisition. Our ability to grow depends, in large part, on our ability to acquire interests in intellectual property, including patented technologies, patent portfolios, or companies holding such patented technologies and patent portfolios. Accordingly, we intend to engage in acquisitions to expand our intellectual property portfolios and we intend to continue to explore such acquisitions. Such acquisitions are subject to numerous risks, including the following:

●	our failure to have sufficient funding to enable us to make the acquisition;

●	our failure to have sufficient personal to satisfy the seller that we have the personnel to monetize the assets we propose to acquire;

●	dilution to our stockholders to the extent that we use equity in connection with any acquisition;

●	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;

●	difficulty integrating the operations, technology and personnel of the acquired entity;

●	our inability to achieve the anticipated financial and other benefits of the specific acquisition;

●	difficulty in maintaining controls, procedures and policies during the transition and monetization process;

●	diversion of our management’s attention from other business concerns, especially considering that we have only one full-time employee/officer; and

●	our failure, in our due diligence process, to identify significant issues, including issues with respect to patented technologies and intellectual property portfolios, and other legal and financial contingencies.

If we are unable to manage these risks effectively as part of any acquisition, our business could be adversely affected.

Our acquisition of intellectual property rights may be time consuming, complex and costly, which could adversely affect our operating results. Acquisitions of patent or other intellectual property assets, which are and will be critical to the development of our business, are often time consuming, complex and costly to consummate. We may utilize many different transaction structures in our acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, we expect to incur significant operating expenses and may be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if we are able to acquire particular intellectual property assets, there is no guarantee that we will generate sufficient revenue related to those intellectual property assets to offset the acquisition costs. We may also identify intellectual property assets that cost more than we are prepared to spend with our own capital resources. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any intellectual property assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect our operating results.

If we acquire technologies that are in the early stages of market development, we may be unable to monetize the rights we acquire. We may acquire patents, technologies and other intellectual property rights that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which companies may adopt our intellectual property in their products and services. As a result, there can be no assurance as to whether technologies we acquire or develop will have value that we can monetize. It may also be necessary for us to develop additional intellectual property and file new patent applications as the underlying commercial market evolves, as a result of which we may incur substantial costs with no assurance that we will ever be able to monetize our intellectual property.

Our intellectual property monetization cycle is lengthy and costly and may be unsuccessful. We expect to incur significant marketing, legal and sales expenses prior to entering into monetization events that generate revenue for us. We will also spend considerable resources educating potential licensees on the benefits of entering into an agreement with us that may include a non-exclusive license for future use of our intellectual property rights. Thus, we may incur significant losses in any particular period before any associated revenue stream begins. If our efforts to convince potential licensees of the benefits of a settlement arrangement are unsuccessful, we may need to continue with the litigation process or other enforcement action to protect our intellectual property rights and to realize revenue from those rights. We may also need to litigate to enforce the terms of existing agreements, protect our trade secrets, or determine the validity and scope of the proprietary rights of others. Enforcement proceedings are typically protracted and complex. The costs are typically substantial, and the outcomes are unpredictable. Enforcement actions will divert our managerial, technical, legal and financial resources from business operations.

We may not be successful in obtaining judgments in our favor. We have commenced litigation seeking to monetize our intellectual property portfolios and it may be necessary for us to commence ligation in the future. All litigation is uncertain, and we cannot assure you that any litigation will be decided in our favor or that, if damages are awarded or a license is negotiated, that we will generate any significant revenue from the litigation.

Our financial condition may cause both intellectual property rights owners and potential licensees to believe that we do not have the financial resources to commence and prosecute litigation for infringement. Because of our financial condition, both intellectual property rights owners and potential licensees may believe that we do not have the ability to commence and prosecute sustained and expensive litigation to protect our intellection rights with the effect that (i) intellectual property rights owners may be reluctant to grant us rights to their intellectual property and (ii) potential licensees may be less inclined to pay for license rights from us or settle any litigation we may commence on terms which generate any meaningful monetization.

Any patents which may be issued to us pursuant to patent applications which we file or may file may fail to give us necessary protection. We cannot be certain that patents will be issued as a result of any pending or future patent applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we will be the first to make additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we may acquire, our continued rights will depend on meeting any obligations to the seller and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss of our investments in such activities, which would have a material adverse effect on us.

The provisions of Federal Declaratory Judgment Act may affect our ability to monetize our intellectual property. Under the Federal Declaratory Judgment Act, it is possible for a party who we consider to be infringing upon our intellectual property to commence an action against us seeking a declaratory judgment that such party is not infringing upon our intellectual property rights. In such a case, the plaintiff could choose the court in which to bring the action and we would be the defendant in the action. Common claims for declaratory judgment in patent cases are claims of non-infringement, patent invalidity and unenforceability. Although the commencement of an action requires a claim or controversy, a court may find a letter from us to the alleged infringer seeking a royalty for the use of our intellectual property rights to form the basis of a controversy. In such a case, the plaintiff, rather than we, would choose the court in which to bring the action and the timing of the action. In addition, when we commence an action as plaintiff, we may be able to enter into a contingent fee arrangement with counsel, it is possible that counsel may be less willing to accept such an arrangement if we are the defendant. Further, we would not have the opportunity of choosing against which party to bring the action. An adverse decision in a declaratory judgment action could significantly impair our ability to monetize the intellectual property rights which are the subject of the litigation. We have been a defendant in one declaratory judgment action, which resulted in a settlement. We cannot assure you that potential infringers will not be able to use the Declaratory Judgment Act to reduce our ability to monetize the patents that are the subject of the action.

A 2014 Supreme Court decision could significantly impair business method and software patents. In June 2014, the United States Supreme Court, in Alice v. CLS Bank, struck down patents covering a computer-implemented scheme for mitigating “settlement risk” by using a third party intermediary, holding the patent claims to be ineligible as being drawn to a patent-ineligible abstract idea. The courts have been dealing for many years over what business methods are patentable. We cannot predict the extent to which the decision in Alice as well as prior Supreme Court decisions dealing with patents, will be interpreted by courts. To the extent that the Supreme Court decision in Alice gives businesses reason to believe that business model and software patents are not enforceable, it may become more difficult for us to monetize patents which are held to be within the ambit of the patents before the Supreme Court in Alice and for us to obtain counsel willing to represent us on a contingency basis. As a result, the decision in Alice could materially impair our ability to obtain patent rights and monetize those which we do obtain.

Legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue. We may apply for patents and may spend a significant amount of resources to enforce those patents. If legislation, regulations or rules are implemented either by Congress, the United States Patent and Trademark Office, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. For example, new rules regarding the burden of proof in patent enforcement actions could significantly both increase the cost of our enforcement actions and make it more difficult to sign licenses without litigation, changes in standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions, and any rules requiring that the losing party pay legal fees of the prevailing party could also significantly increase the cost of our enforcement actions. United States patent laws were recently amended with the enactment of the Leahy-Smith America Invents Act, or the America Invents Act, which took effect on March 16, 2013. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual parties allegedly infringing by their respective individual actions or activities. The America Invents Act and its implementation increases the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition. In addition, the U.S. Department of Justice has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the Department of Justice could impact the ability to effectively license and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies.

Proposed legislation may affect our ability to conduct our business. There are presently pending or proposed a number of laws which, if enacted, may affect the ability of companies such as us to generate revenue from our intellectual property rights. Typically, these proposed laws cover legal actions brought by companies which do not manufacture products or supply services but seek to collect licensing fees based on their intellectual property rights and, if they are not able to enter into a license, to commence litigation. Although a number of such bills have been proposed in Congress, we do not know which, if any, bills will be enacted into law or what the provisions will be and, therefore, we cannot predict the effect, if any, that such laws, if passed by Congress and signed by the president, would provide. However, we cannot assure you that legislation will not be enacted which would impair our ability to operate by making it more difficult for us to commence litigation against a potential licensee or infringer. To the extent that an alleged infringer believes that we will not prevail in litigation, it would be more difficult to negotiate a license agreement without litigation.

The unpredictability of our revenues may harm our financial condition. Our revenues from licensing have typically been lump sum payments entered into at the time of the license, which may be in connection with the settlement of litigation, and not from licenses that pay an ongoing royalty. Due to the nature of the licensing business and uncertainties regarding the amount and timing of the receipt of license and other fees from potential infringers, stemming primarily from uncertainties regarding the outcome of enforcement actions, rates of adoption of our patented technologies, the growth rates of potential licensees and certain other factors, our revenues, if any, may vary significantly from quarter to quarter, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to fall below market expectations and adversely affect the market price of our common stock.

Our success depends in part upon our ability to retain the qualified legal counsel to represent us in patent enforcement litigation. The success of our licensing business may depend upon our ability to retain the qualified legal counsel to prosecute patent infringement litigation. As our patent enforcement actions increase, it will become more difficult to find the preferred choice for legal counsel to handle all of our cases because many of these firms may have a conflict of interest that prevents their representation of us or because they are not willing to represent us on a contingent or partial contingent fee basis.

Our reliance on representations, warranties and opinions of third parties may expose us to certain material liabilities. From time to time, we rely upon the representations and warranties of third parties, including persons claiming ownership of intellectual property rights, and opinions of purported experts. In certain instances, we may not have the opportunity to independently investigate and verify the facts upon which such representations, warranties and opinions are made. By relying on these representation, warranties and opinions, we may be exposed to liability in connection with the licensing and enforcement of intellectual property and intellectual property rights which could have a material adverse effect on our operating results and financial condition.

In connection with patent enforcement actions, counterclaims may be brought against us and a court may rule against us in counterclaims which may expose us and our operating subsidiaries to material liabilities. In connection with patent enforcement actions, it is possible that a defendant may file counterclaims against us or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against us or our operating subsidiaries or award attorney’s fees and/or expenses to the counterclaiming defendant, which could be material, and if we or our operating subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm our operating results, our financial position and our ability to continue in business.

Trial judges and juries may find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patents. It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and, as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Regardless of whether we prevail in the trial court, appeals are expensive and time consuming, resulting in increased costs and delayed revenue, and attorneys may be less likely to represent us in an appeal on a contingency basis especially if we are seeking to appeal an adverse decision. Although we may diligently pursue enforcement litigation, we cannot predict the decisions made by juries and trial courts.

More patent applications are filed each year resulting in longer delays in getting patents issued by the United States Patent and Trademark Office. We hold a number of pending patents and may file or acquire rights to additional patent applications. We have identified a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in recognizing revenue, if any, from these patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

 U.S. Federal courts are becoming more crowded, and, as a result, patent enforcement litigation is taking longer. Patent enforcement actions are almost exclusively prosecuted in federal district courts. Federal trial courts that hear patent enforcement actions also hear criminal and other civil cases. Criminal cases always take priority over patent enforcement actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings, and, as a result, we believe that the risk of delays in patent enforcement actions will have a significant effect on our business in the future unless this trend changes.

A 2017 Supreme Court decision could significantly impact the cost and duration of patent enforcement litigation. In May 2017, the United States Supreme Court, in TC Heartland, LLC v. Kraft Foods Group Brands, LLC, held that, for purpose of determining jurisdiction of a defendant in a patent action, a defendant’s “residence” refers only to the state of incorporation, rejecting the argument, based on the general venue statue that a defendant resides in any jurisdiction in which a defendant is subject to personal jurisdiction at the time the action is commenced.  Under the patent laws, an action may be brought in either (i) the jurisdiction of the defendant’s residence or (ii) the jurisdiction in which the defendant has committed acts of infringement and has a regular and established place of business.”  To the extent that the Supreme Court decision in TC Heartland concentrates patent cases in district courts located in states popular for incorporation or operation, or alternatively forces plaintiffs to bring patent enforcement actions in several courts, it may become more costly or time consuming for us to monetize patents and for us to obtain counsel willing to represent us on a contingency basis. As a result, the decision in TC Heartland could materially impair our ability to monetize our intellectual property.  We cannot presently quantify the effect, if any, that TC Heartland could have on our pending litigation. However, the decision may affect the willingness of a funding source to provide us with funds to finance future litigation and of legal counsel to work on a contingent or modified contingent fee basis.

Any reductions in the funding of the United States Patent and Trademark Office could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications. Our primary assets are our patent portfolios, including pending patent applications before the United States Patent and Trademark Office. The value of our patent portfolios is dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the United States Patent and Trademark Office could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the United States Patent and Trademark Office, causing an unexpected increase in our expenses.

The rapid development of technology may impair our ability to monetize intellectual property that we own. In order for us to generate revenue from our intellectual property, we need to offer intellectual property that is used in the manufacture or development of products. Rapid technological developments have reduced the market for products using less advanced technology. To the extent that technology develops in a manner in which our intellectual property is not a necessary element or to the extent that others design around our intellectual property, our ability to license our intellectual property portfolios or successfully prosecute litigation will be impaired. We cannot assure you that we will have rights to intellectual property for most advanced technology or that there will be a market for products which require our technology.

The intellectual property management business is highly competitive. A large number of other companies seek to obtain rights to new intellectual property and to market existing intellectual property. Most of these companies have significantly both greater resources that we have and industry contacts which place them in a better position to generate new business. Further, our financial position, our lack of executive personnel and our inability to generate revenue from our portfolio can be used against us by our competitors. We cannot assure you that we will be successful in obtaining intellectual property rights to new developing technologies.

As intellectual property enforcement litigation becomes more prevalent, it may become more difficult for us to voluntarily license our intellectual property. We believe that the more prevalent intellectual property enforcement actions become, the more difficult it will be for us to voluntarily license our intellectual property rights. As a result, we may need to increase the number of our intellectual property enforcement actions to cause infringing companies to license the intellectual property or pay damages for lost royalties.

Weak global economic conditions may cause potential licensees to delay entering into licensing agreements, which could prolong our litigation and adversely affect our financial condition and operating results. Our business depends significantly on strong economic conditions that would encourage potential licensees to enter into license agreements for our intellectual property rights. The United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material adverse effect on the willingness of parties infringing on our assets to enter into settlements or other revenue generating agreements voluntarily.

If we are unable to adequately protect our intellectual property, we may not be able to compete effectively. Our ability to compete depends in part upon the strength of the intellectual property and intellectual property rights that we own or may hereafter acquire in our technologies, brands and content and our ability to protect such intellectual property rights. We rely on a combination of patent and intellectual property laws and agreements to establish and protect our patent, intellectual property and other proprietary rights. The efforts we take to protect our patents, intellectual property and other proprietary rights may not be sufficient or effective at stopping unauthorized use of our patents, intellectual property and other proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which we have rights. There may be instances where we are not able to protect or utilize our patent and other intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our patent assets and intellectual property and other proprietary rights from unauthorized use, the value of those assets may be reduced, which could negatively impact our business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter our markets and produce or sell the same or similar products as those covered by our intellectual property rights. In addition, protecting our intellectual property and intellectual property rights is expensive and diverts our critical and limited managerial resources. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be impaired. If it becomes necessary for us to commence legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our intellectual property rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings. We also rely on trade secrets and contract law to protect some of our intellectual property rights. We will enter into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Risks Concerning our Common Stock

Our notes to United Wireless will become convertible at a conversion price equal to 90% of the market price of the stock on the date the holder of the notes gives notice of conversion in the event of certain defaults under the notes. Although the notes that we issued and may issue in the future to United Wireless are not presently convertible, they become convertible upon the occurrence of a Conversion Eligible Event of Default. If the notes become convertible, the holders of the notes can convert the notes in part from time to time at 90% of the market price at the time of conversion. The ability, or the potential ability, of the holder to convert the notes into common stock at a price which is less than the market price on the date of conversion could result in significant downward pressure on the price of our common stock. If the notes become convertible, the possible additional dilution resulting from the issuance of shares of common stock on conversion of the notes, together with the below market conversion price, could result in continued downward pressure on our stock price until the notes are paid in full. Further, the possibility of a Conversion Eligible Event of Default, combined with United Wireless’ claim that we are in violation of the registration rights agreement, which is subject to a standstill agreement, together with the potential sale of 50,000,000 outstanding shares of common stock either pursuant to this prospectus or pursuant to Rule 144 could have a negative impact on the market price for our common stock.

If the notes issued to United Wireless become convertible, we may not have sufficient authorized common stock to enable us to fulfill our obligation to issue common stock on conversion of the notes. Because there is no fixed conversion price, and the conversion price is based on a discount from market at the time the note is converted, we cannot assure you that we will have sufficient authorized shares of common stock to permit conversion. Although we increased our authorized common stock to 10,000,000,000 share on June 15, 2017, we cannot assure you that we will continue to have a sufficient number of authorized shares of common stock to permit conversion. The possibility that the notes may become convertible in the future and that we will not have sufficient authorized shares of common stock to permit conversion is likely to have a negative impact on the market price of our common stock.

There is a limited market for our common stock, which may make it difficult for you to sell your stock. Our common stock trades on the OTC Pink marketplace under the symbol “QPRC.” The OTC Pink market is not a national securities exchange and does not provide the benefits to stockholders which a national exchange provides. Furthermore, according to the OTC Markets website, the OTC Pink “is for all types of companies that are there by reasons of default, distress or design, which is why they are further segmented based on the level of information that they provide.” There is a limited trading market for our common stock and there are frequently days on which there is no trading in our common stock. Our common stock has traded for less than $0.01 for almost all trading days since prior to January 1, 2015. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock. Further, because of the thin float, the reported bid and asked prices may have little relationship to the price you would pay if you wanted to buy shares or the price you would receive if you wanted to sell shares.

Because our common stock is a penny stock, you may have difficulty selling our common stock in the secondary trading market. Our common stock fits the definition of a penny stock and therefore is subject to the rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. The SEC rules may have the effect of reducing trading activity in our common stock making it more difficult for investors to purchase and sell their shares. The SEC’s rules require a broker or dealer proposing to effect a transaction in a penny stock to deliver the customer a risk disclosure document that provides certain information prescribed by the SEC, including, but not limited to, the nature and level of risks in the penny stock market. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction. In addition, the SEC’s rules also require a broker or dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction before completion of the transaction. The existence of the SEC’s rules may result in a lower trading volume of our common stock and lower trading prices. Further, some broker-dealers will not process transactions in penny stocks.

Our lack of internal controls over financial reporting may affect the market for and price of our common stock. Our disclosure controls and our internal controls over financial reporting are not effective. Since we became engaged in the intellectual property management business in 2008, we have not had the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls. Our continued poor financial condition together with the fact that we have one full time employee, who is both our chief executive officer and chief financial officer, makes it difficult for us to implement a system of internal controls over financial reporting, and we cannot assure you that we will be able to develop and implement the necessary controls. The absence of internal controls over financial reporting may inhibit investors from purchasing our shares and may make it more difficult for us to raise debt or equity financing.

Our lack of a full-time chief financial officer could affect our ability to develop financial controls, which could affect the market price for our common stock. We do not have a full-time chief financial officer. At present, our chief executive officer, who does not have an accounting background, is also acting as our chief financial officer. We do not anticipate that we will be able to hire a qualified chief financial officer unless our financial condition improves significantly. The lack of an experienced chief financial officer, together with our lack of internal controls, may impair our ability to raise money through a debt or equity financing, the market for our common stock and our ability to enter into agreements with owners of intellectual property rights.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value. As of the date of this prospectus, there has only been limited trading activity in our common stock. There can be no assurance that any significant market will ever develop in our common stock in the future. Because of the low public float and the absence of any significant trading volume, the reported prices may not reflect the price at which you would be able to sell shares if you want to sell any shares you own or buy shares if you wish to buy share. Further, stocks with a low public float may be more subject to manipulation than a stock that has a significant public float. The price may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

●	our low stock price, which may result in a modest dollar purchase or sale of our common stock having a disproportionately large effect on the stock price;
●	the market’s perception as to our ability to generate positive cash flow or earnings from our intellectual property portfolios;
●	changes in our or securities analysts’ estimate of our financial performance;
●	our ability or perceived ability to obtain necessary financing for operations and for the monetization of our intellectual property rights;
●	the market’s perception of the effects of legislation or court decisions on our business;
●	the effects or perceived effects of the potential convertibility of convertible notes issued by us;
●	the results or anticipated results of litigation by or against us;
●	the anticipated or actual results of our operations;
●	events or conditions relating to the enforcement of intellectual property rights generally;
●	changes in market valuations of other intellectual property marketing companies;
●	any discrepancy between anticipated or projected results and actual results of our operations;
●	the market’s perception or our ability to continue to make our filings with the SEC in a timely manner;
●	actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and
●	other matters not within our control.

Legislation, court decisions and other factors affecting enforcement of intellectual property rights may affect the price of our stock. Court rulings in intellectual property enforcement actions and new legislation or proposed legislation are often difficult to understand, even when favorable or neutral to the value of our intellectual property rights and our overall business. Investors and market analysts may react without a full understanding of these matters, causing fluctuations in our stock prices that may not accurately reflect the impact of court rulings, legislation, proposed legislation or other developments on our business operations and assets.

Raising funds by issuing equity or convertible debt securities could dilute the value of the common stock and impose restrictions on our working capital. If we were to raise additional capital by issuing equity securities, either alone or in connection with a non-equity financing, the value of the then outstanding common stock could decline. If the additional equity securities were issued at a per share price less than the per share value of the outstanding shares, which is customary in the private placement of equity securities, the holders of the outstanding shares would suffer a dilution in value with the issuance of such additional shares. Because of the low price of our stock and our working capital deficiency, the dilution to our stockholders could be significant. We may have difficulty in raising funds through the sale of debt securities because of both our financial position, the lack of any collateral on which a lender may place a value, and the absence of any history of significant monetizing of our intellectual property rights. If we are able to raise funds from the sale of debt securities, the lenders may impose restrictions on our operations and may impair our working capital as we service any such debt obligations.

Our failure to have filed reports with the SEC may impair the market for and the value of our common stock and may result in liability to us. We did not file reports with the SEC from 2003 until December 2014. We filed our Form 10-K for the year ended December 31, 2012 on December 15, 2014; our Form 10-K for the year ended December 31, 2013 on April 10, 2015; and our Form 10-K for the year ended December 31, 2014 on August 18, 2015. Our failure to have made such filings may affect both the market for our common stock and the value of our common stock as well as the willingness of investors to purchase our stock. Further, because we did not have current information concerning our business and operations available, we have potential liability resulting from our failure to have been current in our SEC filings, and the SEC has broad power to take action against us for our failure to have been in compliance with the reporting requirement of the Securities Exchange Act of 1934. Although the SEC permits an issuer to file an omnibus 10-K covering the periods for which filings were not made, the SEC is not foreclosed from seeking enforcement action for our filing delinquencies. Any such action could have a material adverse effect upon us and the market for and price of our common stock.

Because we have a classified board of directors, it may be more difficult for a third party to obtain control of us. As a result of the approval by our stockholders of our amended and restated certificate of incorporation, our board of directors is a classified board, which means that at each annual meeting, the stockholder will vote for only one-third of the board. A classified board of directors may make it more difficult for a third party of gain control of us which may affect the opportunity of our stockholders to receive any potential benefit which could be available from a third party seeking to obtain control over us.

We do not intend to pay any cash dividends in the foreseeable future. We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. You can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially.

These risks and uncertainties, many of which are beyond our control, include, and are not limited to:

●	Our ability to generate revenue from our intellectual property rights, including our ability to license our intellectual property rights and our ability to be successful in any litigation which we may commence in order to seek to monetize our intellectual property rights;

●	Our ability or perceived ability to obtain necessary financing for operations and for the monetization of our intellectual property rights;

●	Our ability to generate sufficient proceeds from our intellectual property rights to enable us to pay the promissory notes which we issued and will issue in connection with our purchase of patent rights in October 2015 and any other intellectual property rights we may acquire;

●	Our ability to obtain litigation funding to enable us to seek to protect our intellectual property rights, particularly our recently-acquired intellectual property rights, through litigation when necessary;

●	Our ability to identify and acquire intellectual property rights for innovative technologies for which there is a significant potential market;

●	Our ability to recoup any investment which we may make to acquire or generate revenue from intellectual property rights;

●	The effects on our business, financial conditions and ownership of proprietary rights of claimed breaches by us of our agreements with United Wireless;

●	Our ability to increase our authorized common stock to enable us to satisfy our obligations to have sufficient authorized common stock with respect to potential conversion of our convertible notes;

●	The effect of legislation and court decisions on the ability to generate revenue from patent and other intellectual property rights as well as the market’s perception of the effects of such legislation or court decisions on our business;

●	The effects or perceived effects of the potential convertibility of convertible notes issued by us;

●	Our ability to obtain the funding that we require in order to acquire intellectual property and otherwise develop our business;

●	Our ability to reduce the cost of litigation through contingent fees with counsel or to obtain third-party financing to enable us to enforce our intellectual property rights through litigation or otherwise;

●	The results or anticipated results of litigation by or against us, including any actions or motions by defendants seeking legal fees or any other recovery from us in the event that a court decision is against us or otherwise does not uphold our intellectual property rights;

●	The anticipated or actual results of our operations;

●	Events or conditions relating to the enforcement of intellectual property rights generally;

●	The development of a market for our common stock;

●	Our ability to retain our key executive officers and identify, hire and retain additional key employees;

●	Any discrepancy between anticipated or projected results and actual results of our operations;

●	The market’s perception or our ability to continue to make our filings with the SEC in a timely manner;

●	Actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and

●	Other matters not within our control.

In addition, factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholder of their common stock.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of June 20, 2017, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The following table sets forth, as to the selling stockholders, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding
Intelligent Partners, LLC[1]	50,000,000	50,000,000	0	0.0%
Andrew C. Fitton[2]	38,200,000	35,000,000	3,200,000	1.0%
Michael Carper[3]	15,000,000	15,000,000	0	0.0%

[1]	The members of United Wireless, consisting of Andrew C. Fitton and Michael Carper, have the sole right to vote and dispose of the shares owned by United Wireless. The number of shares reflected as owned by Intelligent Partners represents 50,000,000 shares issuable pursuant to the purchase option, which is presently exercisable as to 16,666,667 shares and becomes exercisable as to the balance in installments commencing September 30, 2017.

[2]	Represents (a) 38,000,000 shares owned by Mr. Fitton, and (b) 200,000 owned by Tele Tech Investments Limited, with respect to which Mr. Fitton has sole power to vote and dispose of the shares. For purposes of this table, the shares 50,000,000 shares being sold by Intelligent Partners, as to which Mr. Fitton, together with Michael Carper, as members of Intelligent Partners, have the right to vote and dispose of the shares, are not included in shares being sold be Mr. Fitton.

[3]	For purposes of this table, the shares 50,000,000 shares being sold by Intelligent Partners, as to which Mr. Carper, together with Mr. Fitton, as members of Intelligent Partners, have the right to vote and dispose of the shares, are not included in shares being sold be Mr. Carper.

The selling stockholders do not have, and within the past three years have not had, any position, office or material relationship with us or with any of our predecessors or affiliates except as described below.

Issuances of Shares to Selling Stockholders

Pursuant to the securities purchase agreement dated October 22, 2015, between United Wireless and us:

●	We sold 50,000,000 shares of common stock to United Wireless for $250,000. These shares are presently owned by Andrew C. Fitton and Michael Carper.

●	We granted United Wireless an option to purchase a total of 50,000,000 shares of common stock, with exercise prices of $0.01 per share as to 16,666,667 shares, which may be exercised from September 30, 2016 through September 30, 2020, $0.03 per share as to 16,666,667 shares, which may be exercised from September 30, 2017 through September 30, 2020, and $0.05 per share as to 16,666,666 shares, which may be exercised from September 30, 2018 through September 30, 2020. This option is presently held by Intelligent Partners, which is owned by Mr. Fitton and Mr. Carper.

●	We issued to United Wireless our 10% promissory notes due September 30, 2020 in the principal amount of $2,250,000, for which we received $2,250,000, of which $2,000,000 was paid to Intellectual Ventures as the first two of three $1,000,000 payment of the purchase price of the patents acquired from Intellectual Ventures. The third payment is due September 30, 2017, and United Wireless is required to make the loan regardless of whether we are in compliance with our obligations under the securities purchase agreement or the other agreements with United Wireless. United Wireless has the right to make such payments directly to Intellectual Ventures.

●	United Wireless agreed to make working capital loans to us, subject to our meeting standard closing conditions, in the aggregate amount of $1,000,000. Through June 20, 2017, United Wireless has made working capital loans to us in the aggregate amount of $250,000. Pursuant to a standstill agreement dated June 12, 2017, we and United Wireless agreed that United Wireless has no further obligation to make working capital loans to us, except in connection with the potential acquisition by us of patent rights which would trigger a $25,000 working capital loan in connection with the potential acquisition and require United Wireless to make $125,000 working capital loans to us, at our sole discretion, on December 31, 2017, March 31, 2018 and June 30, 2018 and, in such event United Wireless would have a 7½% net proceeds percentage interest in the net proceeds from such patent rights.

●	We entered into a monetization proceeds agreement pursuant to which United wireless received the right to receive 15% of the net monetization proceeds received from (i) the patents acquired by us from Intellectual Ventures and (ii) the patents in our mobile data and financial data intellectual property portfolios.

Our obligations under our agreements with United Wireless, including our obligations under the notes and the monetization proceeds agreement, are secured by a pledge of the stock of the three subsidiaries that hold the intellectual property acquired from Intellectual Ventures and by the proceeds from the intellectual property represented by (i) the patents acquired from Intellectual Ventures and (ii) the intellectual property in the mobile data and financial data portfolios.

On March 16, 2017, United Wireless delivered a letter claiming that our failure to maintain the effectiveness of a registration statement constituted a maintenance failure under the registration rights agreement. Pursuant to our registration rights agreement with United Wireless, we are required to maintain the effectiveness of a registration statement until United Wireless (or its transferees) may sell all of the shares covered by such registration statement without restriction or limitation pursuant to Rule 144 and without the requirement that we be in compliance with Rule 144(c)(1). United Wireless claims that we have been in violation of the maintenance requirement since November 11, 2016. Based on the formula in the registration rights agreement, United Wireless may claim that we owe damages of $3,750 per month, starting with November 11, 2016. While we disputed United Wireless’ claim, on June 12, 2017, we entered into a standstill agreement with United Wireless pursuant to which both parties agreed, among other things, not to pursue any remedies or defenses which each believes it has and United Wireless agreed to forever waive its claim of default provided we (i) increase our authorized common stock to 10,000,000,000 shares, (ii) file by June 30, 2017, a post-effective amendment to the registration statement of which this prospectus is a part, (iii) if the existing warrant held by our chief executive officer is not exercised prior to its expiration date, any re-issuance will not have an exercise price less than the current exercise price and the existing warrants will not be amended to lower the exercise price. Pursuant to the standstill agreement, United Wireless no longer has any obligation to purchase any note pursuant to the Securities Purchase Agreement other than the $1,000,000 note related to the final payment to Intellectual Ventures, except in connection with the potential acquisition by us of patent rights which would trigger a $25,000 working capital loan in connection with the potential acquisition and require United Wireless to make $125,000 working capital loans to us, at our sole discretion, on December 31, 2017, March 31, 2018 and June 30, 2018 and, in such event United Wireless would have a 7½% net proceeds percentage interest in the net proceeds from such patent rights.

Our agreements with United Wireless are described in greater detail under “Business – Agreements with United Wireless.”

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. The shares offered by this prospectus will be sold by the selling stockholders initially at a fixed price of $0.005 per share. This offering price has been arbitrarily determined by the selling stockholders and may not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Accordingly, the offering price should not be considered an indication of the actual value of the common stock. If and when our common stock is quoted on the OTC Bulletin Board or the OTCQX or OTCQB marketplaces of OTC Markets Group Inc., or is listed on a securities exchange, the shares offered by this prospectus may be sold by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. We cannot assure you that our common stock will ever be quoted on the OTC Bulletin Board or the OTCQX or OTCQB marketplaces of OTC Markets Group Inc. or listed on a securities exchange or that a trading market in our common stock will develop, or if such a market does develop, that it will continue, or that our common stock will trade in the public markets subsequent to this offering at or above the stated fixed offering price. Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which a broker-dealer will attempt to sell the shares as agent but may purchase a position and resell a portion of the block as principal to facilitate the transaction;

●	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange if we are listed on an exchange at the time of sale;

●	privately negotiated transactions, including gifts;

●	covering short sales made after the date of this prospectus;

●	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method of sale permitted pursuant to applicable law.

To the extent permitted under Rule 144, the selling stockholders may also the shares owned by them pursuant to Rule 144 rather than pursuant to this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the selling stockholders is an affiliate of any broker-dealer.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if the selling stockholders default in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or lend or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We may be required to amend or supplement this prospectus in the event that (a) a selling stockholder transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling stockholder, in which case we will be required to amend or supplement this prospectus to name the selling stockholder, or (b) any one or more selling stockholders sells stock to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the OTC Pink market under the symbol QPRC. The following table sets forth the range of quarterly high and low closing prices of our common stock as reported during 2015 and 2016, based on information on the OTC Markets website. These prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

	2015		2016		2017
	High	Low	High	Low	High		Low
First quarter	$0.0047	$0.0020	$0.0220	$0.0040	$0.0060		$0.0024
Second Quarter	0.0045	0.0022	0.0095	0.0012	$0.0043	*	$0.0012	*
Third Quarter	0.0046	0.0024	0.0045	0.0016
Fourth Quarter	0.0068	0.0023	0.0050	0.0017

* Through June 19, 2017.

The last reported sale price of our common stock on June 29, 2017 was $0.0012 per share.

Stockholders of Record

As of June 26, 2017, we had 458record holders of our common stock.

Transfer Agent

Continental Stock Transfer & Trust Company, One State Street, 30th floor, New York, New York 10004-1561 is the transfer agent for our common stock.

Dividend Policy

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of our business.

BUSINESS

Overview

We are an intellectual property asset management company. Our principal operations include the development, acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by us or one of our wholly-owned subsidiaries. We currently own, control or manage eight intellectual property portfolios, which principally consist of patent rights. Our eight intellectual property portfolios include the three portfolios which we acquired in October 2015 from Intellectual Ventures Assets 16, LLC (“Intellectual Ventures”). As part of our intellectual property asset management activities and in the ordinary course of our business, it has been necessary for us or the intellectual property owner who we represent to initiate, and it is likely to continue to be necessary to initiate, patent infringement lawsuits and engage in patent infringement litigation. We anticipate that our primary source of revenue will come from the grant of licenses to use our intellectual property, including licenses granted as part of the settlement of patent infringement lawsuits. We also generate revenue from management fees from managing intellectual property portfolios.

We seek to generate revenue from three sources:

●	Patent licensing fees relating to our intellectual property portfolio, which includes fees from the licensing of our intellectual property, primarily from litigation relating to enforcement of our intellectual property rights.

●	Management fees, which we receive for managing structured licensing programs, including litigation, related to our intellectual property rights.

●	Licensed packaging sales, which relate to the sale of licensed products.

Intellectual property monetization includes the generation of revenue and proceeds from the licensing of patents, patented technologies and other intellectual property rights. Patent litigation is often a necessary element of intellectual property monetization where a patent owner, or a representative of the patent owner, seeks to protect its patent rights against the unlicensed manufacture, sale, and use of the owner’s patent rights or products which incorporate the owner’s patent rights. In general, we seek to monetize the bundle of rights granted by the patents through structured licensing and when necessary enforcement of those rights through litigation, although to date all of our patent license revenues have resulted from litigation.

We intend to develop our business by acquiring intellectual property rights, either in the form of ownership of or an exclusive license to the underlying intellectual property. Our goal is to enter into agreements with inventors of innovative technologies for which there may be a significant market for products which use or incorporate the intellectual property. We seek to purchase all of, or interests in, intellectual property in exchange for cash, securities of our company, the formation or a joint venture or separate subsidiary in which the owner has an equity interest, and/or interests in the monetization of those assets. Our revenue from this aspect of our business can be generated through licensing and, when necessary, which is typically the case, litigation efforts as well as intellectual property management fees. We engage in due diligence and a principled risk underwriting process to evaluate the merits and potential value of any acquisition, partnership or joint venture. We seek to structure the terms of our acquisitions in a manner that will achieve the highest risk-adjusted returns possible, in the context of our financial condition. In connection with the acquisition of intellectual property portfolios, we have granted the party providing the financing an interest in any recovery we have with respect to the intellectual property purchased with the financing, and we expect that we will have to continue to grant such interests until and unless we have generated sufficient cash from licensing our intellectual property to enable us to acquire additional intellectual property portfolios without outside financing. However, we cannot assure you that we will ever generate sufficient revenues to enable us to purchase additional intellectual property without third-party financing.

We employ a due diligence process before completing the acquisition of an intellectual property interest. We begin with an investment thesis supporting the potential transaction and then proceed to test the thesis through an examination of the critical drivers of the value of the underlying intellectual property asset. Such an examination focuses on areas such as title and inventorship issues, the quality of the drafting and prosecution of the intellectual property assets, legal risks inherent in licensing programs generally, the applicability of the invention to the relevant marketplace and other issues such as the effects of venue and other procedural issues. However, our financial position may affect our ability to conduct due diligence with respect to intellectual property rights.

It is frequently necessary to commence litigation in order to obtain a recovery for past infringement of, or to license the use of, our intellectual property rights. Intellectual property litigation is very expensive, with no certainty of any recovery. To the extent possible we seek to engage counsel on a contingent fee or partial contingent fee basis, which significantly reduces our litigation cost, but which also reduces the value of the recovery to us. We do not have the resources to enable us to fund the cost of litigation. To the extent that we cannot fund litigation ourselves, we may enter into an agreement with a third party, which may be the patent owner or the former patent owner who transferred the patent rights to us, or an independent third party. In view of our limited cash and our working capital deficiency, we are not able to institute any monetization program that may require litigation unless we engage counsel on a fully contingent basis or we obtain funding from third party funding sources. In these cases, either counsel is afforded a greater participation in the recovery or the third party that funds the litigation would be entitled to participate in any recovery.

Purchase of Intellectual Property from Intellectual Ventures

On October 22, 2015, pursuant to an agreement with an effective date of July 8, 2015, as amended, between us and Intellectual Ventures, we purchased three groups of patents from Intellectual Ventures for a purchase price of $3,000,000, of which $1,000,000 was paid at the closing from the proceeds of the $1,250,000 loan from United Wireless, the second installment was paid on September 30, 2016 from a $1,000,000 advance from United Wireless and the remaining $1,000,000 is due in September 2017. We acquired the intellectual property at the closing, and we granted Intellectual Ventures a security interest in the patents transferred to us as security for the payment of the balance of the purchase price. The security interest of Intellectual Ventures is senior to the security interest of United Wireless in the proceeds derived from such patents. The patent portfolios which we acquired from Intellectual Ventures are the anchor structure portfolio, the power management/bus control portfolio and the diode on chip portfolio, which are described under “Business – Our Intellectual Property Portfolios.”

Our Organization

We were incorporated in Delaware on July 17, 1987 under the name Phase Out of America. On September 21, 1997, we changed our name to Quest Products Corporation, and, on June 6, 2007, we changed our name to Quest Patent Research Corporation. We have been engaged in the intellectual property monetization business since 2008. Our executive principal office is located at 411 Theodore Fremd Ave., Suite 206S, Rye, New York 10580-1411, telephone (888) 743-7577. Our website is www.qprc.com. Information contained on our website or any other website does not constitute a part of this annual report.

Our Intellectual Property Portfolios

Mobile Data

The real-time mobile data portfolio relates to the automatic update of information delivered to a mobile device without the need for a manual refreshing. The portfolio is comprised of U.S. Patent No. 7,194,468 “Apparatus and Method for Supplying Information” and all related patents, patent applications, and all continuations, continuations-in-part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof (the “Mobile Data Portfolio”). We initially entered into an agreement with the patent owner, Worldlink Information Technology Systems Limited, whereby we received the exclusive license to license and enforce the Mobile Data Portfolio. Under the agreement we received a monthly management fee and a percentage of licensing revenues. Subsequently Worldlink transferred its remaining interest in the Mobile Data Portfolio to Allied Standard Limited. In October 2012, we entered into an agreement with Allied pursuant to which Allied transferred its entire right title and interest in the Mobile Data Portfolio to Quest Licensing Corporation, which was at the time, a wholly-owned subsidiary. Under the agreement, Allied was entitled to receive a 50% interest in Quest Licensing. Quest Licensing’s only intellectual property is the Mobile Data Portfolio. Our agreement with Allied provides that we and Allied will each receive 50% of the net licensing revenues, as defined by the agreement. In June 2013, we entered into an agreement with The Betting Service Limited, an entity controlled by a former director of Worldlink. Pursuant to the agreement, we granted The Betting Service an interest in licensing proceeds from the Mobile Data Portfolio in return for The Betting Service’s assistance in developing certain Mobile Data Portfolio assets. In April 2014, we entered into a further agreement with Allied whereby Allied relinquished certain rights under the October 2012 agreement, including its entitlement to a 50% interest in Quest Licensing, in exchange for our commitment to fund a structured licensing program for the Mobile Data Portfolio.

In March 2014, we entered into a funding agreement whereby a third party agreed to provide funds to us to enable us to implement a structured licensing program, including litigation if necessary, for the Mobile Data Portfolio and engaged counsel on a partial contingency basis in connection with a proposed patent infringement action relating to the Mobile Data Portfolio. Under the funding agreement, the third party receives an interest in the proceeds from the program, and we have no other obligation to the third party.

In April and June 2014, as part of a structured licensing program, Quest Licensing Corporation brought patent infringement suits in the U.S. District for the District of Delaware against Bloomberg LP et. al., FactSet Research Systems Inc., Interactive Data Corporation, SunGard Data Systems Inc. and The Charles Schwab Corporation et. al. These cases have been consolidated for trial. A hearing, known as a Markman hearing, in which the judge examines the evidence from the parties on the appropriate meanings of relevant key words in the claim was held on February 8, 2016. In June and August 2016 Quest Licensing Corporation entered into settlement agreements with SunGard Data Systems Inc. and FactSet Research Systems Inc. On January 19, 2017 the Court granted the remaining defendants’ motion for summary judgment of non-infringement. On January 31, 2017, Quest Licensing Corporation filed a notice of appeal with the United States Court of Appeals for the Federal Circuit whereby Quest Licensing Corporation appealed the court’s order construing the terms of U.S. patent No. 7,194,468 as well as the court’s order granting defendants’ motion for summary judgment of non-infringement. In connection with this litigation, a third party funding source incurred approximately $809,000 in 2016 and $80,000 in 2015, which was paid to litigation counsel and other third parties. In addition, the funding source paid management fees to us of approximately $25,000 in 2016 and $170,000 in 2015. Modest licensing fees generated from settlement agreements were paid directly to the funding source pursuant to our agreement with the funding source. As a result, through December 31, 2016, we did not receive any proceeds from the Mobile Data Portfolio.

Following the court’s decision granting the defendant’s motion for summary judgment, the defendants moved for an award of attorneys’ fees under Section 285 of the patent act which provides that “the court in exceptional cases may award reasonable attorney fees to the prevailing party.” On June 29, 2017, the defendants’ motion for attorney fees was denied, without prejudice. The defendants may renew their motion thirty days after the decision of the appellate court. Our funding source for the Mobile Data Portfolio litigation has no obligations to fund any judgment against us. Although the motion, if granted, would result in a judgment against Quest Licensing Corporation, such subsidiary does not have the financial resources to enable it to pay any judgment which may be rendered against it, and, the defendants may seek to enforce their judgment by seeking to foreclose on the patents owned by the subsidiary or seek to force the subsidiary into bankruptcy and purchase the patents in the bankruptcy proceeding, either of which could result in a default under our agreement with United Wireless.

Online Marketing, Sweepstakes, Promotions & Rewards (Von Kohorn Portfolio)

This portfolio consists of three United States Patents that include patent claims related to, among other areas, online couponing, print-at-home boarding passes and tickets, online sweepstakes; including the promotion by television networks of online sweepstakes (the “Von Kohorn Portfolio”). In December 2009, we entered into an agreement with Intertech Holdings, LLC pursuant to which our wholly-owned subsidiary, Quest NetTech Corporation, acquired by assignment all right, title, and interest in the Von Kohorn Portfolio. Under the agreement, we will receive 20% of adjusted gross recoveries, as defined. In August 2013, we and Intertech Holdings amended the December 2009 agreement to provide that Intertech Holdings will receive 33% of the adjusted gross recoveries and Quest NetTech will receive 67% of adjusted gross recoveries.

In February 2015, Quest NetTech brought several patent infringement suits against various entities in the U.S. District for the Eastern District of Texas. These actions were settled.

In March 2016, Quest NetTech brought several patent infringement suits against various entities in the U.S. District for the Eastern District of Texas. These actions were settled.

We generated license fees of approximately $75,000 and $215,000 for the years ended December 31, 2016 and 2015, respectively.

Flexible Packaging - Turtle PakTM

In March 2008, we entered into an agreement with Emerging Technologies Trust whereby our majority-owned subsidiary, Quest Packaging Solutions Corporation, acquired the exclusive license to make, use, sell, offer for sale or sublicense the intellectual property of Emerging Technologies Trust (the “Turtle Pak™ Portfolio”). The Turtle PakTM Portfolio relates to a cost effective, high-protection packaging system recommended for fragile items weighing less than ten pounds. The intellectual property consists of two U.S. patents, U.S. Patent No. RE36,412 and U.S. Patent No.6,490,844, and the Turtle PakTM trademark. Turtle Pak™ brand packaging is suited for such uses as electrical and electronic components, medical, dental, and diagnostic equipment, instrumentation products, and control components. Turtle Pak™ brand packaging materials are 100% curbside recyclable.

As the exclusive licensee and manager of the manufacture and sale of licensed product, we coordinate the manufacture and sale of licensed products to end users; we contract for the manufacture and assembly of the product components, and we coordinate order receipt, fulfillment and invoicing. Revenues from the TurtlePakTM product sales were approximately $18,000 and $33,000 for the years ended December 31, 2016 and 2015, respectively. We continue to generate modest revenue from this product.

Universal Financial Data System

The invention describes a universal financial data system which allows its holder to use the device to access one or more accounts stored in the memory of the device as a cash payment substitute as well as to keep track of financial and transaction records and data, such as transaction receipts, in a highly portable package, such as a cellular device (the “Financial Data Portfolio”). The inventive universal data system is capable of supporting multiple accounts of various types, including but not limited to credit card accounts, checking/debit accounts, and loyalty accounts. Our wholly-owned subsidiary, Wynn Technologies Inc., acquired US Patent No. 5,859,419, from the owner, Sol Wynn. In January 2001, we filed a reissue application for the patent, and the United States Patent and Trademark Office issued patent RE38,137. This reissued patent, which contains 35 separate claims, replaces the original patent, which had seven claims. In February 2011, we entered into a new agreement with Sol Li (formerly Sol Wynn), pursuant to which we issued to Mr. Li a 35% interest in Wynn Technologies and warrants to purchase up to 5,000,000 shares of our common stock at an exercise price of $0.001 per share. We also agreed that Mr. Li would receive 40% of the net licensing revenues generated by Wynn Technologies with respect to this patent, which is the only patent owned by Wynn Technologies.

In August 2010, we entered into a five-year consulting agreement with Alex W. Hart pursuant to which he agreed to serve as a special consultant to us on the development and commercialization of the Data System Patent. Pursuant to this agreement, we issued Mr. Hart an option to purchase 5,000,000 shares common stock at a price of $0.001 per share, those options expired unexercised on December 31, 2015.

Through March 31, 2017, we did not generate any revenue from the Financial Data Portfolio.

Rich Media

The rich media portfolio is directed to methods, systems, and processes that permit typical Internet users to design rich-media production content (i.e., rich-media applications), such as websites. The portfolio consists of U.S. Patent No. 7,000,180, “Methods, Systems, and Processes for the Design and Creation of Rich Media Applications via the Internet” and all related patents, patent applications, corresponding foreign patents and foreign patent applications and foreign counterparts, and all continuations, continuations-in-part, divisions, extensions, renewals, reissues and re-examinations relating to all inventions thereof (the “Rich Media Portfolio”). In July 2008, we entered into a consulting and licensing program management agreement with Balthaser Online, Inc., the patent owner, pursuant to which we performed services related to the establishment and management of a licensing program to evaluate and analyze the relevant market and to obtain licenses for the Rich Media Portfolio in exchange for management fees as well as an irrevocable entitlement to a distribution of 15% of all proceeds generated by the Rich Media Portfolio for the remaining life of the portfolio regardless of whether those proceeds are derived from litigation, settlement, licensing or otherwise. Our 15% distribution right is subject to reduction to 7.5% in the event that we refuse or are unable to perform the services detailed in the agreement.

Through March 31, 2017, we did not generate any revenue from the rich media patents.

Anchor Structure Portfolio

This portfolio, which we acquired from Intellectual Ventures in October 2015 and transferred to a newly formed subsidiary, Mariner IC Inc., consists of two United States patents which relate to technology for incorporating metal structures in the corners and edges of semiconductor dies to prevent cracking from stresses.

In March 2016, we entered into a funding agreement whereby a third party agreed to provide funds to us to enable us to implement a structured licensing program, including litigation if necessary, for the Anchor Structure Portfolio and engaged counsel on a partial contingency basis in connection with a proposed patent infringement action relating to the Anchor Structure Portfolio. Under the funding agreement, the third party receives an interest in the proceeds from the program, and we have no other obligation to the third party.

Following the execution of the funding agreements and the engagement of counsel, in April 2016, Mariner IC brought patent infringement suits in the United States District Court for the Eastern District of Texas against MediaTek Inc., Texas Instruments Incorporated, LG Electronics, Inc., Toshiba Corporation, and Funai Electric Co., Ltd. In May 2016, the action against Funai was dismissed, and in November 2016, the action against Texas Instruments was dismissed. All cases have settled and been dismissed or are stayed pending settlement.

Pursuant to the terms of the funding agreement and the partial contingency agreement with counsel, we do not have any liability or obligations with respect to the costs associated with prosecuting the actions, and we do not receive any payments for any assistance which we may provide in connection with the litigation. Both the funding source and counsel will participate in any recovery in these lawsuits.

Through March 31, 2017, we did not generate any licensing revenue from the Anchor Structure Portfolio.

Power Management/Bus Control Portfolio

This portfolio, which is the second portfolio which we acquired from Intellectual Ventures and transferred to a newly-formed subsidiary, Semcon IP Inc., consists of four United States patents that cover fundamental technology for adjusting the processor clock and voltage to save power based on the operating characteristics of the processor and one United States patent that relates to coordinating direct bus communications between subsystems in an assigned channel.

In March 2016, we entered into a funding agreement whereby a third party agreed to provide funds to us to enable us to implement a structured licensing program, including litigation if necessary, for the Anchor Structure Portfolio and engaged counsel on a partial contingency basis in connection with a proposed patent infringement action relating to the Anchor Structure Portfolio. Under the funding agreement, the third party receives an interest in the proceeds from the program, and we have no other obligation to the third party.

Following the execution of the funding agreement and partial contingency agreement with counsel, in April 2016, Semcon IP Inc. brought patent infringement suits in the United States District Court for the Eastern District of Texas against Huawei Technologies, MediaTek Inc., STMicroelectronics Inc., Texas Instruments Incorporated and ZTE Corporation. A Markman hearing has been scheduled for June 30, 2017 and trial has been scheduled for January 2, 2018, though it is possible that these dates may be postponed.

Pursuant to the terms of the funding agreement and the partial contingency agreement with counsel, we do not have any liability or obligations with respect to the costs associated with prosecuting the actions, and we do not receive any payments for any assistance which we may provide in connection with the litigation. Both the funding source and counsel will participate in any recovery in these lawsuits.

Through March 31, 2017 we did not generate any licensing revenue from the Power Management/Bus Control Portfolio.

Diode on Chip Portfolio

This portfolio, which is the third portfolio which we acquired from Intellectual Ventures and transferred to a newly-formed subsidiary, IC Kinetics Inc., consists of three United States patents and one pending continuation application which cover technology relating to on-chip temperature measurement for semiconductors.

Through March 31, 2017 we did not generate any licensing revenue from the Diode on Chip Portfolio.

Competition

We encounter and expect to continue to encounter competition in the areas of intellectual property acquisitions for the sake of licensure from both private and publicly traded companies that engage in intellectual property monetization activities. Such competitors and potential competitors include companies seeking to acquire the same intellectual property assets and intellectual property rights that we may seek to acquire. Entities such as Acacia Research Corporation, Document Security Systems, Inc., Intellectual Ventures, Wi-LAN, Conversant IP, VirnetX Holding Corporation, Marathon Patent Group, Inc., Network-1 Security Solutions, Round Rock Research LLC, IPvalue Management Inc., Form Holdings, Pendrell Corporation , Finjan Holdings, Inc., Inventergy Global, Inc., Netlist Inc., Parkervision Inc., Spherix Incorporated, United Wireless, Walker Innovation, Inc. and others derive all or a substantial portion of their revenue from patent monetization activities, and we expect more entities to enter the market. Most of our competitors have longer operating histories and significantly greater financial resources and personnel than we have.

We also compete with venture capital firms, strategic corporate buyers and various industry leaders for intellectual property and technology acquisitions and licensing opportunities. Many of these competitors have more financial and human resources than our company. In seeking to obtain intellectual property assets or intellectual property rights, we seek to both demonstrate our understanding of the intellectual property that we are seeking to acquire or license and our ability to monetize their intellectual property rights. Our weak cash position may impair our ability to negotiate successfully with the intellectual property owners.

Other companies may develop competing technologies that offer better or less expensive alternatives to intellectual property rights that we may acquire and/or out-license. Many potential competitors may have significantly greater resources than we do. The development of technological advances or entirely different approaches could render certain of the technologies owned or controlled by our operating subsidiaries obsolete and/or uneconomical.

Intellectual Property Rights

We have eight intellectual property portfolios: mobile data, financial data, rich media, Von Kohorn, Turtle Pak, anchor structure, power management/bus control and diode on chip. The following table sets forth information concerning our patents and other intellectual property. Each patent or other intellectual property right listed in the table below that has been granted is publicly accessible on the Internet website of the U.S. Patent and Trademark Office at www.uspto.gov. In the table below, the anchor structure portfolio is referred to as Mariner, the power management/bus control portfolio is referred to as Semcom, and the diode on chip portfolio is referred to as IC.

Segment	Type	Number	Title	File Date	Issue / Publication Date	Expiration
Financial Data	US Patent	RE38,137	Programmable Multiple Company Credit Card System	01/11/2001	06/10/2003	09/28/2015
Mobile Data	US Patent	7,194,468	Apparatus and Method for Supplying Information	02/09/2001	03/20/2007	02/09/2021
Mobile Data	US Patent	9,288,605	Apparatus and Method for Supplying Information	11/12/2009	03/15/2016	02/09/2021
Mobile Data	US Application	13/832,012	Apparatus and Method for Supplying Information	03/15/2013	09/05/2013	N/A
Von Kohorn	US Patent	5,283,734	System and method of communication with authenticated wagering participation	09/19/1991	02/01/1994	09/19/2011
Von Kohorn	US Patent	5,368,129	Retail facility with couponing	07/23/1992	11/29/1994	07/23/2012
Von Kohorn	US Patent	5,508,731	Generation of enlarged participatory broadcast audience	02/25/1993	04/16/1996	04/16/2013
Turtle Pak	US Patent	RE36,412	Article Packaging Kit, System, and Method	06/18/1996	11/30/1999	06/24/2013
Turtle Pak	US Patent	6,490,844	Film Wrap Packaging Apparatus and Method	06/21/2001	12/10/2002	07/10/2021
Turtle Pak	US Trademark	74709827	Turtle Pak - design plus words, letters, and/or numbers	08/01/1995	06/04/1996	N/A
Mariner	US Patent	5,650,666	Method and apparatus for preventing cracks in semiconductor die	11/22/1995	7/22/1997	11/22/2015
Mariner	US Patent	5,846,874	Method and apparatus for preventing cracks in semiconductor die	2/28/1997	12/8/1998	11/22/2015
Semcon	US Patent	7,100,061	Adaptive power control	1/18/2000	8/29/2006	1/18/2020
Semcon	US Patent	7,596,708	Adaptive power control	4/25/2006	9/29/2009	1/18/2020

Semcon	US Patent	8,566,627	Adaptive power control	7/14/2009	10/22/2013	1/18/2020
Semcon	US Patent	8,806,247	Adaptive power control	12/21/2012	8/12/2014	1/18/2020
Semcon	PCT Application	PCT/US2001/001684	Adaptive power control	1/16/2001	7/26/2001	N/A
Semcon	Reexam Certificate	7,100,061C1	Adaptive power control	6/13/2007	8/4/2009	N/A
Semcon	US Patent	5,978,876	System and method for controlling communications between subsystems	4/14/1997	11/2/1999	4/14/2017
IC	US Patent	7,118,273	System for on-chip temperature measurement in integrated circuits	4/10/2003	10/10/2006	4/10/2023
IC	US Patent	7,108,420	System for on-chip temperature measurement in integrated circuits	10/7/2004	9/19/2006	4/10/2023
IC	US Patent	9,222,843	System for on-chip temperature measurement in integrated circuits	9/23/2011	12/29/2015	4/10/2023
IC	US Application	15/210,208	System for on-chip temperature measurement in integrated circuits	7/14/2016	N/A	N/A
Rich Media	Patent Proceeds Interest	7,000,180	Methods, Systems, And Processes For The Design And Creation Of Rich Media Applications Via The Internet	02/09/2001	02/14/2006	10/16/2023
Rich Media	US Application Proceeds Interest	13/314977	Methods, Systems, And Processes For The Design And Creation Of Rich Media Applications Via The Internet	12/08/2011	04/12/2012	N/A

Agreements with United Wireless

Summary

On October 22, 2015, we entered into a series of agreements with United Wireless:

Pursuant to a securities purchase agreement between us and five of our subsidiaries (Quest Licensing Corporation, Wynn Technologies, Inc., Mariner IC Inc., Semcon IP Inc., and IC Kinetics Inc.), at the closing, United Wireless agreed to lend us a total of $4,250,000, of which $3,000,000 was to be used to purchase the intellectual property from Intellectual Ventures and the balance was for working capital. At the closing, we issued to United Wireless our 10% promissory note in the principal amount of $1,250,000 due September 30, 2020, for which we received $1,250,000, of which $1,000,000 was used to pay the initial installment of the purchase price to Intellectual Ventures, and was paid directly to Intellectual Ventures, and $250,000 was paid to us for working capital. On September 30, 2016, United Wireless made a $1,000,000 loan for us to make the second installment of the purchase price to Intellectual Ventures, and United Wireless made the payment directly to Intellectual Ventures. On each of September 30, 2016 and December 31, 2016, United Wireless made working capital loans to us in the amount of $125,000. As of December 31, 2016, United Wireless had made loans to us of $2,500,000, of which $2,000,000 was used to make payments to Intellectual Ventures and $500,000 was used for working capital. The terms of the notes are described under “Promissory Notes.”

Pursuant to the securities purchase agreement, at the closing we sold to United Wireless 50,000,000 shares of common stock for $250,000, or $0.005 per share. These shares are presently held by Andrew C. Fitton and Michael Carper.

Pursuant to the securities purchase agreement, we granted United Wireless an option to purchase a total of 50,000,000 shares, with exercise prices of $0.01 per share as to 16,666,667 shares, which may be exercised from September 30, 2016 through September 30, 2020, $0.03 per share as to 16,666,667 shares, which may be exercised from September 30, 2017 through September 30, 2020, and $0.05 per share as to 16,666,666 shares, which may be exercised from September 30, 2018 through September 30, 2020. This option is presently held by Intelligent Partners, which is owned by Mr. Fitton and Mr. Carper.

United Wireless agreed to make loans to us for payment of the second and third $1,000,000 payments due to Intellectual Ventures regardless of whether we are in compliance with our obligations under the securities purchase agreement or our other agreements with United Wireless.

All of the notes to be issued to United Wireless, whether in respect of the purchase of the patent rights from Intellectual Ventures or for working capital, will have the same terms and conditions, including default provisions and conversion rights. In the event that certain events of default, which are called Conversion Eligible Events of Default, shall have occurred and are continuing on the date a $1,000,000 payment is due to Intellectual Ventures, United Wireless shall have the obligation to make the payment, and immediately upon the United Wireless’ payment to Intellectual Ventures, we shall be deemed to have assigned, transferred and conveyed to United Wireless and/or its nominee full, absolute and unconditional title to and ownership of the stock of three subsidiaries that hold the patents acquired from Intellectual Ventures, and our obligations on the notes including the conversion rights, to the extent that the notes relate to the payment of the purchase price of the patents from Intellectual Ventures, terminate, and United Wireless will have no further obligation to make working capital loans to us. Our obligations, including United Wireless’ conversion rights, on the notes issued for working capital, will continue in full force and effect. As of the April 15, 2017, of the $2,618,065 note that is outstanding, $2,000,000 relates to the purchase of the patents from Intellectual Ventures and $500,000 relates to working capital and $118,065 relates to interest accrued through, and added to principal on, September 30, 2016 in accordance with the terms of the note.

We entered into a monetization proceeds agreement pursuant to which United Wireless received the right to receive 15% of the net monetization proceeds received from (a) the patents acquired by us from Intellectual Ventures and (b) the patents in our mobile data and financial data intellectual property portfolios.

Our obligations under our agreements with United Wireless, including our obligations under all notes issued to United Wireless and the monetization proceeds agreement, are secured by a pledge of the stock of the three subsidiaries that hold the patents acquired from Intellectual Ventures and by the proceeds from the intellectual property represented by (i) the patents acquired from Intellectual Ventures and (ii) the intellectual property in the mobile data and financial data portfolios.

Five of our subsidiaries, Quest Licensing, Wynn, Mariner, Semcon, and IC, guaranteed our obligations to United Wireless.

We granted United Wireless certain registration rights with respect to (i) the 50,000,000 shares of common stock purchased by United Wireless at the closing, (ii) the 50,000,000 shares of common stock issuable upon exercise of the purchase options, and (iii) in the event that the notes become convertible, to the extent that the note holders request, the shares of common stock issuable upon conversion of the notes.  We are registering the shares beneficially owned by Andrew C. Fitton, Michael Carper and Intelligent Partners pursuant to the registration rights agreement.

We agreed that, within 135 days from the closing date (i.e., by March 2, 2016), we would increase our authorized common stock from 390,000,000 shares to 1,250,000,000 shares, and, in the event that, in the future, the number of authorized shares of common stock is not sufficient to enable the full conversion of the notes, we will have 135 days to take corporate action, as necessary, so as to have a sufficient number of shares, including to increase the common stock (or effect a reverse split or a combination of an increase in the authorized common stock and a reverse split) to an amount requested by United Wireless, or absent such request, as we believe to be necessary such that there will be sufficient shares of common stock available for full conversion of the notes. United Wireless agreed to vote its shares or give its consent in connection with any such increase in authorized common stock. On January 22, 2016, we filed an amended and restated certificate of incorporation which increased our authorized common stock to 1,250,000,000 shares. On the dates that United Wireless purchased notes from us in 2016, we were in compliance with the authorized share requirement. Because there is no fixed conversion price, compliance with the authorized share reserve requirement is outside of the control of the Company. As a result of fluctuations in our stock price, at various times during the period, beginning May 4, 2016 and through December 31, 2016, but never for a period exceeding 135 days, we had insufficient authorized shares of common stock necessary for United Wireless to convert its notes and exercise its options. On June 15, 2017, we increased our authorized common stock to 10,000,000,000 shares. The failure to have sufficient authorized common stock may result in a Conversion Eligible Event of Default.

We agreed with United Wireless that, as long as United Wireless’ stockholdings exceed 10%, United Wireless has the right to designate one member of the board of directors and at such time and for as long as United Wireless’ stockholdings exceed 24.9%, United Wireless may nominate a second director to the board. Unless a Conversion Eligible Event of Default shall have occurred, United Wireless agreed not to seek to elect a majority of the board for a period of at least three years from the closing date. We agreed that the size of the board would not exceed five. United Wireless continues to have this right following the acquisition by Andrew C. Fitton and Michael Carper, who are the directors of United Wireless, of the 50,000,000 shares of common stock that United Wireless purchased from us.

Commencing six months from the closing date, if the shares owned by United Wireless cannot be sold pursuant to a registration statement and cannot be sold pursuant to Rule 144 without our being in compliance with the current public information requirements of Rule 144, if we are not in compliance with the current public information requirements, the agreements provide for the payment of damages to United Wireless.

The securities purchase agreement, the note issued at the closing, the monetization proceeds agreement, the patent proceeds security agreement, the pledge and security agreement and the registration rights agreement are exhibits to this annual report. The description of these agreements are summaries only and are qualified in their entireties by the agreements filed as exhibits.

On March 16, 2017, United Wireless delivered a letter claiming that our failure to maintain the effectiveness of a registration statement constituted a maintenance failure under the registration rights agreement. Pursuant to our registration rights agreement with United Wireless, we are required to maintain the effectiveness of a registration statement until United Wireless (or its transferees) may sell all of the shares covered by such registration statement without restriction or limitation pursuant to Rule 144 and without the requirement that we be in compliance with Rule 144(c)(1). United Wireless claims that we have been in violation of the maintenance requirement since November 11, 2016. Based on the formula in the registration rights agreement, United Wireless may claim that we owe damages of $3,750 per month, starting with November 11, 2016. While we disputed United Wireless’ claim, on June 12, 2017, we entered into a standstill agreement with United Wireless pursuant to which both parties agreed not to pursue any remedies or defenses which each believes it has, and United Wireless agreed to forever waive its claim of default provided we file this post-effective amendment by June 30, 2017. Pursuant to the standstill agreement, we agreed (i) to increase our authorized common stock to 10,000,000,000 shares, (ii) to file by June 30, 2017, a post-effective amendment to the registration statement of which this prospectus is a part, (iii) if the existing warrant held by our chief executive officer is not exercised prior to its expiration date, any re-issuance will not have an exercise price less than the current exercise price and the existing warrants will not be amended to lower the exercise price, and (iv) United Wireless no longer has any obligation to purchase any note pursuant to the Securities Purchase Agreement other than the $1,000,000 note related to the final payment to Intellectual Ventures, except in connection with the potential acquisition by us of patent rights which would trigger a $25,000 working capital loan in connection with the potential acquisition and require United Wireless to make $125,000 working capital loans to us, at our sole discretion, on December 31, 2017, March 31, 2018 and June 30, 2018 and, in such event, United Wireless would have a 7½% net proceeds percentage interest in the net proceeds from such patent.

Promissory Notes

The promissory notes bear interest at 10% per annum and mature on September 30, 2020. Interest accrues through September 30, 2018, with accrued interest being added to principal on each of September 30, 2016, 2017 and 2018. Subsequent to September 30, 2018, we are to pay interest quarterly, with the first interest payment being due on December 31, 2018. We have the right to prepay the notes in whole at any time and in part from time to time. Although the notes have no conversion rights, if a Conversion Eligible Event of Default occurs, the notes become convertible at a conversion price equal to 90% of the closing sale price of our common stock on the principal market on which the common stock is trading on the trading day immediately preceding the date the holder gives notice of conversion. As required by the securities purchase agreement, we have increased our authorized common stock to 1,250,000,000 shares on January 22, 2016 and to 10,000,000,000 on June 15, 2017. However, we cannot assure you that we will have sufficient shares of common stock available for issuance upon conversion of the notes in the future. The failure to have sufficient authorized shares of common stock could result in a Conversion Eligible Event of Default. We cannot assure you we will obtain stockholder approval or, if stockholder approval is obtained, that we will have sufficient shares for conversion of the notes. The failure to have sufficient authorized shares of common stock could result in a Conversion Eligible Event of Default. We are required to have reserved from our authorized and unissued common stock, 130% of the number of shares of common stock as shall be necessary for issuance upon conversion of the notes.

Conversion Eligible Events of Default include the breach of selected representations and warranties and covenants contained in the securities purchase agreement and the note, including our failure to pay principal of any note or interest and other charges in excess of $100,000. Although the observance of these covenants is generally within our control, one of the provisions which would trigger a Conversion Eligible Event of Default is our inability to have sufficient shares reserved for issuance upon conversion of the notes for more than 135 consecutive days from the date of such inability. Because there is no fixed conversion price, this reserve requirement is outside of the control of the Company.

The occurrence of a Conversion Eligible Event of Default would not only make the notes convertible but, if it exists on the date a $1,000,000 payment is due to Intellectual Ventures, it would permit United Wireless to take title to the stock of the three subsidiaries which own the patents acquired from Intellectual Ventures, in which event our obligations under those notes that, at the date of such failure, were issued in connection with the purchase of the patents from Intellectual Ventures, would terminate.

The holders of the notes also have the right to demand redemption of the notes at 110% of the principal amount of the note in the event of a change of control.

Monetization Proceeds Agreement

Pursuant to the monetization proceeds agreement, United Wireless has a right to receive 15% of the net monetization proceeds from (i) the patents acquired by us from Intellectual Ventures and (ii) the patents in our mobile data and financial data intellectual property portfolios. The agreement has no termination provisions, so United Wireless will be entitled to its percentage interest as long as revenue can be generated from the intellectual property covered by the agreement.

Net monetization proceeds represent the amount by which any consideration received from the patents, including royalty payments and amounts received as a result of litigation relating to the patents exceeds monetization expenses, including legal fees, and certain other expenses, but not operating expenses not relating to the monetization activities, including patent litigation. The percentage payable with respect to monetization proceeds from the mobile data and financial data intellectual property (but not the patents acquired from Intellectual Ventures) is reduced in the event that United breaches its agreement to make working capital loans pursuant to the securities purchase agreement.

Grant of Security Interest

Payment of the notes and our obligations under the monetization proceeds agreement as well as the other obligations under the agreements with United Wireless is secured by a security interest in all proceeds (from litigation or otherwise) from the (i) the patents acquired from Intellectual Ventures and (ii) the intellectual property in the mobile data and financial data portfolios, and a pledge of the stock of the three subsidiaries which hold the patents acquired from Intellectual Ventures. The security interest in the proceeds from the patents acquired from Intellectual Ventures is junior to the security interest held by Intellectual Ventures in the patents and proceeds thereof which were acquired by us from Intellectual Ventures as security for the payment of the $1,000,000 balance of the purchase price of the patents. The security interest in proceeds from the patents relating to the Company’s mobile data portfolio is junior to the security interest held by the funding source that is providing litigation funding relating to this portfolio.

Registration Rights Agreement

Pursuant to a registration rights agreement, we agreed to file a registration statement with the SEC covering the 50,000,000 shares of common stock issued to United Wireless at the closing and the 50,000,000 shares of common stock issuable upon exercise of the purchase option. The shares beneficially owned by Mr. Fitton, Mr. Carper and Intelligent Partners are being registered pursuant to the registration rights agreement. We are required to file the registration statement within 60 days of the October 22, 2015 closing, which is December 21, 2015, and have the registration statement declared effective by the SEC within 120 days of the closing if the registration statement is not subject to a full review by the SEC and 180 days if the registration statement is subject to a full review. We filed the registration statement on December 14, 2015 and it was declared effective by the SEC on February 11, 2016. We are required to maintain the effectiveness of the registration statement until United Wireless (or its transferees) may sell all the shares covered by the registration statement without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1). We are also required to file a registration statement covering the shares issuable upon conversion of the notes upon request by the note holders. The notes do not become convertible until and unless there is a Conversion Eligible Event of Default, and the failure to maintain the effectiveness of the registration statement is not a Conversion Eligible Event of Default. The registration rights agreement provides for us to pay damages in the event that we do not meet the required deadlines or do not maintain the effectiveness of the registration statement. Based on the formula contained in the registration rights agreement, the damages are computed at 1.5% of the aggregate purchase price paid for such securities, which was $250,000, on the date we fail to maintain the effectiveness of the registration statement and each 30 days thereafter, which results in $3,750 per 30-day period. The registration ceased to be current and effective on November 11, 2016. While we believe we have valid defenses to any claim that United Wireless may make, on June 12, 2017, we entered into a standstill agreement with United Wireless pursuant to which both parties agreed not to pursue any remedies or defenses which each believes it has, and United Wireless agreed to forever waive its claim of default provided we file this post-effective amendment by June 30, 2017.

Research and Development

Research and development expense are incurred by us in connection with the evaluation of patents. We did not incur research and development expenses during 2015 or 2016.

Employees

As of April 26, 2017, we have no employees other than our two officers, only one of whom, Mr. Jon Scahill, our chief executive officer and president, is full time. Our employees are not represented by a labor union, and we consider our employee relations to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in “Risk Factors” and elsewhere in this prospectus.

Our principal operations include the development, acquisition, licensing and enforcement of intellectual property rights that are either owned or controlled by us or one of our wholly-owned subsidiaries. We currently own, control or manage eight intellectual property portfolios, which principally consist of patent rights, including three patent portfolios which we acquired in October 2015 from Intellectual Ventures. As part of our intellectual property asset management activities and in the ordinary course of our business, it has been necessary for either us or the intellectual property owner who we represent to initiate, and it is likely to continue to be necessary to initiate, patent infringement lawsuits and engage in patent infringement litigation. To date, we have not generated any significant revenues from our intellectual property rights.

We seek to generate revenue from three sources:

●	Patent licensing fees relating to our intellectual property portfolio, which includes fees from the licensing of our intellectual property, primarily from litigation relating to enforcement of our intellectual property rights.

●	Management fees, which we receive for managing structured licensing programs, including litigation, related to our intellectual property rights.

●	Licensed packaging sales, which relate to the sale of licensed products.

Because of the nature of our business transactions to date, we recognize revenues from licensing upon execution of a license agreement following settlement of litigation and not over the life of the patent. Thus, we would recognize revenue when we receive the license fee or settlement payment. Although we intend to seek to develop portfolios of intellectual property rights that provide us for a continuing stream of revenue, to date we have not been successful in doing so, and we cannot give you any assurance that we will be able to generate any significant revenue from licenses that provide a continuing stream of revenue. Thus, to the extent that we continue to generate cash from single payment licenses, our revenues can, and are likely to, vary significantly from quarter to quarter and year to year. Our gross profit from license fees reflects any royalties which we pay in connection with our license.

Fees generated in connection with the management of litigation are paid to us by a third-party funding source in support of the litigation seeking to enforce our intellectual property rights. Our agreement with the funding source provides that the funding source pays the litigation costs and provides that the funding source receives a percentage of the recovery, thus reducing our recovery in connection with any settlement of the litigation. As a result, in connection with litigation funded by the third party, we would, if the litigation is successful, receive fees both for managing the litigation and from a license of the intellectual property, which will be net of that portion of the recovery payable to the funding source. However, in negotiating with funding sources for future monetization programs, we may not receive any fees for managing litigation, and, in connection with the agreements that we entered into in 2016 with a funding source for two of our intellectual property portfolios, we do not receive any such fees. In such cases, the funding source would only make payments to the law firm representing us, and the terms of our engagement of counsel would have to be satisfactory to the funding source.

To a significantly lesser extent, we generate revenue from sale of packaging materials based on our TurtlePakTM technology. Our gross profit from sales reflects the cost of contract manufacturing and labor. We did not generate any revenue from the TurtlePakTM Portfolio other than from the sale of products using our technology.

Inventor Royalties, Contingent Litigation Funding Fees and Contingent Legal Expenses

In connection with the investment in certain patents and patent rights, certain of our operating subsidiaries executed agreements which grant to the former owners of the respective patents or patent rights, the right to receive inventor royalties based on future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

Our operating subsidiaries may engage third party funding sources to provide funding for patent licensing and enforcement. The agreements with the third party funding sources may provide that the funding source receives a portion of any negotiated fees, settlements or judgments. In certain instances, these third party funding sources are entitled to receive a significant percentage of any proceeds realized until the third party funder has recouped agreed upon amounts based on formulas set forth in the underlying funding agreement, which may reduce or delay and proceeds due to us. Our operating subsidiaries may retain the services of law firms in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby the law firms are paid by the funding source on a scaled percentage of any negotiated fees, settlements or judgments awarded based on how and when the fees, settlements or judgments are obtained. Depending on the amount of any recovery, it is possible that all the proceeds from a specific settlement may be paid to the funding source and legal counsel.

The economic terms of the inventor agreements, funding agreements and contingent legal fee arrangements associated with the patent portfolios owned or controlled by our operating subsidiaries, if any, including royalty rates, proceeds sharing rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by the operating subsidiaries. Inventor royalties, payments to non-controlling interests, payments to third party funding providers and contingent legal fees expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor royalties, payments to third party funding sources and contingent legal fees expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

In March 2014, we entered into a funding agreement whereby a third party agreed to provide funds to us to enable us to implement a structured licensing program, including litigation if necessary, for the Mobile Data Portfolio. Under the funding agreement, the third party receives an interest in the proceeds from the program, and we have no other obligation to the third party. In April and June 2014, as part of a structured licensing program for the Mobile Data Portfolio, Quest Licensing Corporation brought patent infringement suits in the U.S. District for the District of Delaware against Bloomberg LP et.al., FactSet Research Systems Inc., Interactive Data Corporation, SunGard Data Systems Inc. and The Charles Schwab Corporation et. al. These cases have been consolidated for trial. In June and August 2016, Quest Licensing Corporation entered into a settlement agreement with SunGard Data Systems Inc. and FactSet Research Systems Inc. As of March 31, 2017, the third party funding source has advanced approximately $3,000,000 in litigation fees, costs and expenses. Under the terms of the funding agreement, the third party funder is entitled to a priority return of funds advanced from any proceeds recovered. We received management fees and management support services expenses relating to this agreement.

In March 2016, we entered into a funding agreement whereby a third party agreed to provide funds to us to enable us to implement a structured licensing program, including litigation if necessary, for the Anchor Structure Portfolio. Under the funding agreement, the third party receives an interest in the proceeds from the program, and we have no other obligation to the third party. In April 2016, Mariner IC brought patent infringement suits in the United States District Court for the Eastern District of Texas against MediaTek Inc., Texas Instruments Incorporated, LG Electronics, Inc., Toshiba Corporation, and Funai Electric Co., Ltd. In May 2016, the action against Funai was dismissed, and in November 2016, the action against Texas Instruments was dismissed. In May 2017, Mariner entered into a settlement agreement with MediaTek Inc. and Toshiba Corporation. As of March 31, 2017, the third party funding source has advanced approximately $250,000 in litigation fees, costs and expenses. Under the terms of the funding agreement, the third party funder is entitled to a priority return of funds advanced from any proceeds recovered.

In March 2016, we entered into a funding agreement whereby a third party agreed to provide funds to us to enable us to implement a structured licensing program, including litigation if necessary, for the Power Management/Bus Control Portfolio. Under the funding agreement, the third party receives an interest in the proceeds from the program, and we have no other obligation to the third party. In April 2016, Semcon IP Inc. brought patent infringement suits in the United States District Court for the Eastern District of Texas against Huawei Technologies, MediaTek Inc., STMicroelectronics Inc., Texas Instruments Incorporated and ZTE Corporation. These cases have been consolidated for trial. As of March 31, 2017, the third party funding source has advanced approximately $375,000 in litigation fees, costs and expenses. Under the terms of the funding agreement, the third party funder is entitled to a priority return of funds advanced from any proceeds recovered.

In connection with any litigation seeking to enforce our intellectual property rights, it is possible that a defendant may request and/or a court may rule that an operating subsidiary has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against us or our operating subsidiaries or award attorney’s fees and/or expenses to one or more defendants, which could be material, and if required to be paid by us or its operating subsidiaries, could materially harm our operating results and financial position. Since the operating subsidiaries do not have any assets other than the patents, and the Company does not have any available financial resources to pay any judgment which a defendant may obtain against a subsidiary, such a judgement may result in the bankruptcy of the subsidiary and/or the loss of the patents, which are the subsidiaries’ only assets.

On January 19, 2017, the court in the Mobile Data Portfolio litigation granted certain defendants’ motion for summary judgment of non-infringement, and Quest Licensing Corporation has appealed the summary judgment. Following the court’s decision granting the defendant’s motion for summary judgment, the defendants moved for an award of attorneys’ fees under Section 285 of the patent act which provides that “the court in exceptional cases may award reasonable attorney fees to the prevailing party.” On June 29, 2017, the defendants’ motion for attorney fees was denied, without prejudice. The defendants may renew their motion thirty days after the decision of the appellate court. Although the motion, if granted, would result in a judgment against Quest Licensing Corporation, such subsidiary does not have the financial resources to enable it to pay any judgment which may be rendered against it, and, the defendants may seek to enforce their judgment by seeking to foreclose on the patents owned by the subsidiary or seek to force the subsidiary into bankruptcy and purchase the patents in the bankruptcy proceeding, either of which could result in a default under our agreement with United Wireless. The possible amount of any judgment cannot be estimated and the funding source for the litigation will not provide us with funds to pay an adverse judgment. We believe that we have valid defenses to the claim for attorneys’ fees. The agreements with the funding sources do not cover payment of any judgment against us.

Acquisition of Patents; Agreements with United Wireless

On October 22, 2015, we acquired three patent portfolios from Intellectual Ventures, which we assigned to three newly-formed subsidiaries. We made the first and second of three payment due to Intellectual Ventures with the proceeds of the sale of securities to United Wireless. Pursuant to our agreements with United Wireless:

●	We sold to United Wireless 50,000,000 shares of common stock for $250,000. These shares are presently owned by Andrew C. Fitton and Michael Carper.

●	We borrowed a total of $2,500,000 from United Wireless through December 31, 2016, for which we issued our 10% promissory notes due September 30, 2020. Of this amount, $2,000,000 was paid directly to Intellectual Ventures as the first and second installments of the purchase price of the patents we purchased from Intellectual Ventures, and $500,000 was paid to us for working capital, including costs of the financing.

●	We granted United Wireless an option to purchase a total of 50,000,000 shares of common stock. This option is presently owned by Intelligent Partners, which is owned by Mr. Fitton and Mr. Carper.

●	We entered into a monetization proceeds agreement pursuant to which we gave United Wireless a 15% interest in the net monetization proceeds, as defined in the agreement, generated from both the patents acquired from Intellectual Ventures and our financial data and mobile data portfolios, which continues as long as we receive revenue, whether from litigation or otherwise, from these patents.

●	We granted United Wireless a security interest in the proceeds of the patents acquired from Intellectual Ventures and our financial data and mobile data portfolios and a pledge of the stock of the three subsidiaries that own the patents we acquired from Intellectual Ventures.

●	In the event that certain events of default, which are called Conversion Eligible Events of Default, have occurred and are continuing on the date a $1,000,000 payment is due to Intellectual Ventures, United Wireless shall have the obligation to make the payment to Intellectual Ventures, and immediately upon United Wireless’ payment to Intellectual Ventures, we shall be deemed to have assigned to United Wireless or its designee ownership of the stock of the three subsidiaries that hold the patents we acquired from Intellectual Ventures, and our obligations on the notes, to the extent that the notes relate to the payment of the purchase price of the patents from Intellectual Ventures, terminate. Also, if a Conversion Eligible Event of Default occurs, the outstanding notes become convertible at a conversion price equal to 90% of the closing sale price of our common stock on the principal market on which the common stock is trading on the trading day immediately preceding the date the holder gives notice of conversion. There is one payment of $1,000,000 remaining with respect to our obligations to Intellectual Ventures, which is due on September 30, 2017.

In addition to our obligation to increase our authorized common stock to 1,250,000,000, which we satisfied by amending our certificate of incorporation in January 2016, we agreed, in the event that, in the future, the number of authorized shares of common stock is not sufficient to enable the full conversion of the notes, unless the share price subsequently increases so that we would have sufficient shares, the Company will have 135 days from the last such date we had sufficient shares to enable full conversion of the notes to take all corporate action necessary so that we have sufficient shares of common stock for full conversion of the notes (including, without limitation an increase in authorized common stock, reverse split of a combination of an increase in authorized common stock and a reverse split). The failure to do so may be a Conversion Eligible Event of Default. As a result of a decline in our stock price, from February 13, 2017 until June 15, 2017, we did not have sufficient authorized shares of common stock to meet the required authorized common stock necessary for United Wireless to convert its notes. Pursuant to the securities purchase agreement with United Wireless, unless the stock price increases so that we would have sufficient shares, we have 135 days to increase our authorized common stock. On June 15, 2017, pursuant to an amendment to our certificate of incorporation which was approved by our stockholders, we increased our authorized common stock to 10,000,000,000 shares.

We granted United Wireless certain registration rights with respect to the shares issued at the closing, the shares issuable upon exercise of the purchase option and, if requested by the note holders, the common stock issuable upon conversion of the note if the notes become convertible.

As long as United Wireless’ stockholdings exceed 10%, United Wireless has the right to designate one member of the board of directors and at such time and for as long as United Wireless’ stockholdings exceed 24.9%, United Wireless may nominate a second director to the board. Unless a Conversion Eligible Event of Default shall have occurred, United Wireless agreed not to seek to elect a majority of the board for a period of at least three years from the closing date. We agreed that the size of the board would not exceed five. The 50,000,000 shares of common stock purchased by United Wireless at the closing have been transferred to Andrew C. Fitton (35,000,000 shares) and Michael R. Carper (15,000,000 shares). Mr. Fitton and Mr. Carper, who are the directors of United Wireless, are selling stockholders with respect to such shares. United Wireless continues to hold the right to designate a director notwithstanding the transfer of the shares to Mr. Fitton and Mr. Carper.

Because of both our financial position and the terms of our agreements with United Wireless, including the possibility that the notes may become convertible at a discount from market and United Wireless’ rights if a Conversion Eligible Event of Default occurs, it is very difficult for us to raise any funds in the equity or debt market. Our only potential source funds would be from funding sources who would finance litigation for one or more of our patent portfolios. Such funding sources would typically pay our litigation counsel and would only receive any funds if we are successful in the litigation, in which event the funding source would receive its compensation for providing the funding based on a percentage of the recovery, as defined in the particular agreement.

At present, we are pursuing litigation with respect to our mobile data portfolio, anchor structure portfolio and power management/bus control portfolio. We cannot estimate when or whether we will receive any revenue from these litigations. One action has been dismissed with prejudice and a second has been dismissed without prejudice. The remaining actions, described in Item 1. Business, are pending.

If we are unable to monetize our patents, we cannot assure you that we will be able to pay the notes to United Wireless, which could result in our inability to continue in business and could result in our bankruptcy.

Results of Operations

Three Months Ended March 31, 2017 and 2016

The following table shows the revenue and cost of revenue from our three categories of revenue for the years ended December 31, 2016 and 2015:

	Three Months ended March 31,
	2017		2016
Revenues:
Licensed sales	$2,817	17.8%	$9,882	6.2%
Patent licensing fees	-	0.0%	-	0.0%
Management fees	12,991	82.2%	149,279	93.8%
Total	$15,808	100.0%	$159,161	100.0%

Cost of revenues:
Cost of sales	$440	3.2%	$3,265	2.1%
Royalties	-	0.0%	-	0.0%
Management support services	13,191	96.8%	154,064	97.9%
Total	$13,631	100.0%	$157,329	100.0%

Revenues for the three months ended March 31, 2017 were approximately $16,000, a decrease of approximately $143,000, or 90%, compared to the three months ended March 31, 2016, which were approximately $159,000. The decrease in revenue was primarily due to a decrease in management fees of approximately $136,000 relating to our services in support of mobile data portfolio litigation which is paid by the firm that is providing the funding for the litigation. We did not generate any revenues from patent licensing fees during the three months ended March 31, 2017 or 2016.

Operating expenses for the three months ended March 31, 2017 decreased by approximately $233,000, or 52%, compared to the three months ended March 31, 2016. Our principal operating expense for the three months ended March 31, 2017 and 2016 were management support services, which were approximately $13,000 for the three months ended March 31, 2017 and approximately $154,000 for the three months ended March 31, 2016. The decrease in management support services was primarily due to a decrease in support services relating to the mobile data portfolio litigation.

Other income for the three months ended March 31, 2017 included $50,000, reflecting the gain on the derivative liability associated with the options granted to United Wireless. We did not realize a gain on derivative liability in the comparable period of 2016. Other income reflects interest expense of approximately $114,000 for the three months ended March 31, 2017 and approximately $83,000 for the three months ended March 31, 2016. The increase in interest expense reflects the interest accrued on our note to United Wireless.

As a result of the foregoing, we realized net loss of approximately $265,000, or $0.001 per share (basic and diluted), for the three months ended March 31, 2017, compared to net loss of approximately $371,000, or $0.001 per share (basic and diluted), for the three months ended March 31, 2016.

Years Ended December 31, 2016 and 2015

The following table shows the revenue and cost of revenue from our three categories of revenue for the years ended December 31, 2016 and 2015:

	Year ended December 31,
	2016		2015
Revenues:
Licensed packaging sales	$18,391	1.5%	$33,029	6.6%
Patent licensing fees	385,000	30.5%	215,000	43.2%
Management fees	860,823	68.0%	250,366	50.2%
Total	$1,264,214	100.0%	$498,395	100.0%

Cost of revenues:
Cost of sales	$4,842	0.4%	$13,315	6.3%
Royalties	350,204	29.8%	112,144	53.4%
Management support services	818,922	69.8%	84,708	40.3%
Total	$1,173,968	100.0%	$210,167	100.0%

Revenues for the year ended December 31, 2016 were approximately $1,264,000, as compared with approximately $498,000 in 2015, an increase of $766,000, or approximately 154%. The increase in 2016 reflects an increase in patent licensing fees of $170,000 and an increase in management fees of $610,457 reflecting an increase in payments we received from the third party funding source in connection with the Mobile Data Portfolio litigation, which commenced in 2014, which was offset by a decrease of approximately $15,000 in licensed sales. The patent licensing fees of $215,000 in 2015 resulted from the settlements of Von Kohorn Portfolio litigation, as compared with $75,000 from that litigation in 2016. The remaining difference of $310,000 is attributable to settlements from the Mobile Data Portfolio litigation. The management fees are based on the terms of the funding agreement and any patent licensing fees that we recognize as a result of the litigation are totally dependent upon the timing and success of the litigation and we cannot assure you that either our management fees will continue or that we will derive any further revenue from patent licensing fees from the Mobile Data Portfolio litigation. We do not receive any management fees in connection with the litigation relating to our Anchor Structure Portfolio and Power Management/Bus Control Portfolio. We cannot assure you that we will generate any significant management fees in the future.

Cost of revenues was approximately $1,174,000 for 2016 as compared with approximately $210,000 for 2015. Our cost of revenue includes expenses which we incurred in connection with the Mobile Data Portfolio litigation and royalties we pay in connection with license fees. Cost of revenues for 2015 includes approximately $18,750 of royalties paid in connection with the Von Kohorn licenses, approximately $310,000 of royalties paid in connection with the Mobile Data Portfolio, approximately $819,000 for management support services in connection with management of the Mobile Data Portfolio litigation, and approximately $5,000 relating to TurtlePakTM. Cost of revenues for 2015 includes approximately $112,000 of royalties paid in connection with the Von Kohorn licenses, approximately $85,000 for management support services in connection with management of the Mobile Data Portfolio litigation, and approximately $13,000 relating to TurtlePakTM.

Selling, general, and administrative expenses for the 2016 increased by approximately $205,000, or 36%, from approximately $562,000 in 2015 to approximately $767,000 in 2016. Our principal selling, general and administrative expense for 2016 and 2015 was executive compensation, which was approximately $300,000 for 2016 and approximately $315,000 for $2015. Executive compensation in 2015 included $63,000 of stock-based compensation. We did not incur stock-based compensation in 2016. Selling, general and administrative expenses reflect amortization expense of approximately $261,784 and approximately $57,500 for 2016 and 2015, respectively, related to amortization of the patent assets acquired from Intellectual Ventures in October 2015. Selling, general and administrative expenses in 2016 and 2015 also reflect an approximately $10,000 and $32,000 gain, respectively, resulting from the settlement of an account payable for less than the amount previously accrued.

Other expense consists primarily of interest expense of approximately $337,000 in 2016 as compared with approximately $51,000 in 2015.

As a result of the foregoing we had a net loss of approximately $1,051,000, or $0.003 per share (basic and diluted) for 2016 compared to net loss of approximately $328,000, or $0.001 per share (basic and diluted), for 2015.

Liquidity and Capital Resources

At March 31, 2017, we had current assets of approximately $98,000, and current liabilities of approximately $3,689,000. Our current liabilities include approximately $941,000 payable to Intellectual Ventures, loans payable of approximately $2,618,000 (net of discount of approximately $595,000) and accrued interest of approximately $129,000 payable to United Wireless and loans payable of $163,000 and accrued interest of approximately $253,000 due to former directors and minority stockholders. Our agreement with United Wireless requires United Wireless to lend us the funds to make the payments to Intellectual Ventures. As of March 31, 2017, we have an accumulated deficit of approximately $15,646,000 and a negative working capital of approximately $3,590,000. Other than salary to our chief executive officer, we do not contemplate any other material operating expense in the near future other than normal general and administrative expenses, including expenses relating to our status as a public company filing reports with the SEC.

We cannot assure you that we will be successful in generating future revenues, in obtaining additional debt or equity financing or that such additional debt or equity financing will be available on terms acceptable to us, if at all, or that we will be able to obtain any third party funding in connection with any of our intellectual property portfolios. We have no credit facilities.

We have an agreement with a funding source which is providing litigation financing in connection with our pending litigation relating to our mobile data portfolio, and we have two agreements with a second funding source which is providing litigation financing in connection with our pending litigation relating to our power management/bus control and anchor structure portfolios. We cannot predict the success of any pending or future litigation. Our obligations to United Wireless are not contingent upon the success of any litigation. If we fail to generate a sufficient recovery in these actions (net of any portion of any recovery payable to the funding source or our legal counsel) in a timely manner to enable us to pay United Wireless on the present loans and the additional loans which United Wireless has agreed to make to us, we would be in default under our agreements with United Wireless which could result in United Wireless obtaining ownership of the three subsidiaries which own the patent rights we acquired from Intellectual Ventures. Our agreements with the funding sources provide that the funding sources will participate in any recovery which is generated. We believe that our financial condition, our history of losses and negative cash flow from operations, and our low stock price make it difficult for us to raise funds in the debt or equity markets.

As noted below, there is a substantial doubt about our ability to continue as a going concern.

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of our products, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Principles of Consolidation

The condensed consolidated financial statements are prepared in accordance with US GAAP and present the financial statements of us and our wholly-owned subsidiary. In the preparation of our consolidated financial statements, intercompany transactions and balances are eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable, and (iv) the collectability of amounts is reasonable assured.

Patent Licensing Fees

In general, revenue arrangements provide for the payment of contractually determined fees in consideration for the grant of certain intellectual property rights for patented technologies owned or controlled by us. The intellectual property rights granted may be perpetual in nature, extending until the expiration of the related patents, or can be granted for a defined, relatively short period of time, with the licensee possessing the right to renew the agreement at the end of each contractual term for an additional minimum upfront payment. Pursuant to the terms of these agreements, we have no further obligation with respect to the grant of the non-exclusive retroactive and future licenses, covenants-not-to-sue, releases, and other deliverables, including no express or implied obligation on our part to maintain or upgrade the technology, or provide future support or services. Generally, the agreements provide for the grant of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the agreement, or upon receipt of the minimum upfront payment for term agreement renewals. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectability is reasonably assured, or upon receipt of the minimum upfront fee for the term agreement renewals, and when all other revenue recognition criteria have been met.

Certain of our revenue arrangements provide for future royalties or additional required payments based on future licensee activities. Additional royalties are recognized in revenue upon resolution of the related contingency provided that all revenue recognition criteria, as described above, have been met. Amounts of additional royalties due under these license agreements, if any, cannot be reasonably estimated by management. Amounts related to revenue arrangements that do not meet the revenue recognition criteria described above are deferred until the revenue recognition criteria are met.

We assess the collectability of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met, which is generally upon receipt of cash.

Management Fees

In general, revenue arrangements provide for the payment of contractually determined fees and expenses in consideration for the management of structured licensing programs concerning intellectual property owned or controlled by us. The fee arrangement may continue for a set portion or all of the duration of the structure licensing program. Generally, the agreements provide for payment of the management fee within 7 days of the due date on our invoice. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectability is reasonably assured, or upon receipt of the invoiced amount, and when all other revenue recognition criteria have been met.

We assess the collectability of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met, which is generally upon receipt of cash.

Licensed Packaging Sales

Our packaging operation customers are end users. Revenue, less reserves for returns, is recognized upon shipment to the customer.

Cost of Revenues

Cost of revenues include the costs and expenses incurred in connection with our patent licensing and enforcement activities, including inventor royalties paid to original patent owners, contingent litigation funding fees, contingent legal fees paid to external patent counsel, other patent-related legal expenses paid to external patent counsel, licensing and enforcement related research, consulting and other expenses paid to third-parties and the amortization of patent-related investment costs. These costs are included under the caption “Cost of revenues” in the accompanying consolidated statements of operations. No such fees are recognized as a cost of revenue to the extent that we have no obligation with respect to fees prior to a settlement or license.

Inventor Royalties, Contingent Litigation Funding Fees and Contingent Legal Expenses. Inventor royalties are expensed in the consolidated statements of operations in the period that the related revenues are recognized. Contingent litigation funding and legal fees are expensed in the consolidated statements of operations in the period that the related revenues are recognized. In instances where there are no recoveries from potential infringers, no contingent litigation funding fees are paid.

Accounts Receivable

Accounts receivable, which generally relate to management fees, are presented on the balance sheet net of estimated uncollectible amounts. We record an allowance for estimated uncollectible accounts in an amount approximating anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful. We recorded an allowance for doubtful accounts of $0 as of December 31, 2016 and December 31, 2015, respectively.

Intangible Assets

Intangible assets consist of patents which are amortized using the straight-line method over their estimated useful lives or statutory lives whichever is shorter and are reviewed for impairment upon any triggering event that may give rise to the assets ultimate recoverability as prescribed under the guidance related to impairment of long-lived assets. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

Patents include the cost of patents or patent rights (collectively “patents”) acquired from third-parties or acquired in connection with business combinations. Patent acquisition costs are amortized utilizing the straight-line method over their remaining economic useful lives, ranging from one to ten years. Certain patent application and prosecution costs incurred to secure additional patent claims, that based on management’s estimates are deemed to be recoverable, are capitalized and amortized over the remaining estimated economic useful life of the related patent portfolio.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. No impairment was recorded for the year ended December 31, 2016.

Derivative Financial Instruments

Management evaluates the embedded conversion feature within its convertible debt instruments under ASC 815-15 and ASC 815-40 to determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, management uses a Black Scholes model, in accordance with ASC 815-15 “Derivative and Hedging” to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument could be required within 12 months after the balance sheet date.

Beneficial Conversion Features

We evaluate the conversion feature for whether it was beneficial as described in ASC 470-30. The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the shares of common stock at the commitment date to be received upon conversion.

Fair Value of Financial Instruments

We adopted Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures”, for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing US GAAP that require the use of fair value measurements which establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

In addition, FASB ASC 825-10-25 “Fair Value Option” was effective for January 1, 2008. ASC 825-10-25 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.

Stock-based Compensation

We account for share-based awards issued to employees in accordance with Accounting Standards Codification (ASC) 718, “Compensation-Stock Compensation.” Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period, which is normally the vesting period. Share-based compensation to directors is treated in the same manner as share-based compensation to employees, regardless of whether the directors are also employees. We account for share-based compensation to persons other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. We estimate the fair value of share-based payments using the Black Scholes option-pricing model for common stock options and warrants and the closing price of our common stock for common share issuances.

Recent Accounting Pronouncements

Management has adopted ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” which amends ASC 718 – account for forfeitures as they occur. Policy election only relates to the service condition aspects of awards; the likelihood of achieving performance conditions will still need to be assessed each period. There was no impact from the adoption of this ASU on our financial statements.

Management is currently evaluating ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASC 842 “Leases” for future adoption. Other than those pronouncements, management does not believe that there are any other recently issued, but not effective, accounting standards which, if currently adopted, would have a material effect on our financial statements.

Going Concern

We have an accumulated deficit of approximately $15,381,000 and negative working capital of approximately $3,394,000 as of December 31, 2016. Because of our continuing losses, our working capital deficiency, the uncertainty of future revenue, our low stock price and the absence of a trading market in our common stock and the terms of our agreements with United Wireless, including the possibility of a Conversion Eligible Event of Default and United Wireless’ claim that we are in violation of the terms of the registration rights agreement, which is subject to a standstill agreement, our ability to raise funds in equity market or from lenders is severely impaired. These conditions raise substantial doubt as to our ability to continue as a going concern. Although we may seek to raise funds and to obtain third party funding for litigation to enforce its intellectual property rights, the availability of such funds in uncertain, and our use of the funds from funding sources relating to the monetization of our intellectual property may not be available for working capital purposes. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers are:

Name	Age	Position(s)
Jon C. Scahill	40	Chief executive officer, president, acting chief financial officer, secretary and director
Timothy J. Scahill	49	Chief technology officer and director
Dr. William Ryall Carroll	41	Director

Jon C. Scahill, A Class I director with a term expiring in 2020, has been president and chief executive officer since January 2014 and a director since 2007. He was appointed secretary in April 2014. He also served as president and chief operating officer from May 2007 to December 2013. From December 2006 to May 2007, Mr. Scahill was founder and managing director of the Urban-Rigney Group, LLC, a private consultancy specializing in new business/new venture development, operations optimization, and strategic analysis. Prior to launching his consultancy business, Mr. Scahill held numerous positions in sales and marketing, technical management, and product development in the consumer products/flexible packaging arena. Mr. Scahill holds a B.S. in chemical engineering from the University of Rochester, an MBA in finance, strategy and operations from Rochester's Simon Graduate School of Business and a JD from Pace Law School. Mr. Scahill is admitted to practice in New York, Florida and the District of Columbia, and he is a registered patent attorney admitted to practice before the United States Patent and Trademark Office.

Timothy J. Scahill, a Class II director with a term expiring in 2018, has a director since October 2014 and our chief technology officer since 2007. Mr. Scahill is also currently a managing partner of Managed Services Team LLC, an IT services provider. Prior to Managed Services Team, he was president of Layer 8 Group, Inc. from August 2005 to December 2012, at which time Layer 8 merged with Structured Technologies Inc. to form Managed Services Team LLC. In his roles he has taken the responsibility for business strategy, acquisition, execution, as well as financial management. His entrepreneurial acumen and proven record of successful management with sole discretionary responsibility, demonstrate the scope of his capability and his value to delivering results. He serves on the boards of the Upstate New York Technology Council, is an investor in Greater Rochester Enterprise, Pariemus Rochester and also serves on the Corporate Advisory Board for Habitat for Humanity. He is a member of Greater Rochester Enterprise and CEO Roundtable Chair.

Dr. William Ryall Carroll, a Class III director with a term expiring in 2019, has been a director since October 2014. Dr. Carroll has been associate professor and chairman of the marketing department at St. John’s University College of Business since July 2014. From September 2008 until June 2014, Dr. Carroll was an assistant professor in the marketing department of St. John’s University College of Business. Dr. Carroll is founder, chief executive officer and owner of Raiserve Inc., a web-based platform for monetizing non-profit programmatic work in the area of service formed in October 2014. Dr. Carroll’s research focuses on consumer behavior and behavioral decision theory. Dr. Carroll's work has been published in top academic journals including the Journal of Advertising, Marketing Letters, as well in books such as Psycholinguistic Phenomena in Marketing Communications. In addition to his research Dr. Carroll has taught Marketing at the executive, graduate and undergraduate level across in the United States, Europe and Asia. Prior to pursuing his academic career, Dr. Carroll held various marketing positions at NOP Worldwide Marketing Research Company and Ralston Purina Company. Dr. Carroll earned his BA in Economics from the University of Rochester, his MS in Marketing Research from the University of Texas in Arlington, and his PhD from City University of New York – Baruch College.

Timothy J. Scahill and Jon C. Scahill are first cousins.

Director Independence

Dr. Carroll is an “independent” director based on the definition of independence in the listing standards of the NYSE.

Code of Ethics

We have not yet adopted a code of ethics that applies to our principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions, since we have been focusing our efforts on developing our business. We expect to adopt a code as we develop our business.

Committees of the Board of Directors

We do not have any committees of our board of directors.

Executive Compensation

 The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the years ended December 31, 2016 and 2015, earned by or paid to our executive officers.

Name and Principal Position	Year	Salary	Bonus Awards	Stock Awards	Options/ Warrant Awards (1)	Non-Equity Plan Compensation	Nonqualified Deferred Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Jon Scahill,	2016	$300,000	-	-	-	-	-	-	$300,000
CEO and President	2015	252,000	-	$63,000	-	-	-	-	315,000

Employment Agreement

Pursuant to a restated employment agreement, dated November 30, 2014, we agreed to employ Jon C. Scahill as president and chief executive officer for a term of three years, commencing January 1, 2014, and continuing on a year-to-year basis unless terminated by either party on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreement provides for an annual salary of $252,000, which may be increased, but not decreased, by the board or the compensation committee. In March 2016, the board of directors increased Mr. Scahill’s annual salary to $300,000, effective January 1, 2016. Mr. Scahill is entitled to a bonus if we meet or exceed performance criteria established by the compensation committee. In August 2016, the board of directors approved annual bonus compensation to Mr. Scahill equal to 30% of the amount by which our consolidated income before income taxes exceeds $500,000, but, if we are subject to the limitation on deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code, the bonus cannot exceed the amount which would be deductible pursuant to Section 162(m). Mr. Scahill is also eligible to participate in any executive incentive plans which we may adopt. Pursuant to the agreement, we issued to Mr. Scahill warrants to purchase 60,000,000 shares, representing the warrants that had been previously covered in his prior employment agreement but which had never been issued, and we issued to Mr. Scahill a restricted stock grant for 30,000,000 shares which vested on January 15, 2015. In the event that we terminate Mr. Scahill’s employment other than for cause or as a result of his death or disability, we will pay him severance equal to his salary for the balance of the term and, if he received a bonus for the previous year, an amount equal to that bonus, as well as continuation of his insurance benefits. Mr. Scahill also waived accrued compensation of $1,167,705, representing his accrued salary for periods prior to January 1, 2014. The restated employment agreement also includes mutual general releases between Mr. Scahill and us. In March 2016, the board of directors permitted Mr. Scahill to devote a portion of his time on a part-time basis as a contract partner or counsel for a New York City law firm as long as such activities did not interfere with his duties as our president and chief executive officer. Since March 1, 2017, Mr. Scahill no longer performs services at the law firm.

Pension Benefits

We currently have no plans that provide for payments or other benefits at, following, or in connection with retirement of our officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information as to the outstanding equity awards granted to and held by the officers named in the Summary Compensation Table as of December 31, 2016.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

Jon Scahill	15,000,000 30,000,000 15,000,000	(1) (2) (3)			0.004	3/1/2018

(1)	On March 1, 2008, we issued to Mr. Scahill ten-year warrants to purchase 15,000,000 shares of common stock at $0.004 per share. The warrants vested on issuance.
(2)	On March 1, 2011, we issued to Mr. Scahill seven-year warrants to purchase 30,000,000 shares of common stock at $0.004 per share. The warrants vested on issuance.
(3)	On March 1, 2013, we issued to Mr. Scahill five-year warrants to purchase 15,000,000 shares of common stock at $0.004 per share. The warrants vested on issuance.

The warrants described above with respect to Mr. Scahill had not been issued at the time of his restated employment agreement. Pursuant to that agreement, we issued Mr. Scahill a warrant to purchase 60,000,000 shares on October 30, 2014.

Directors’ Compensation

No director not named in the Summary Compensation Table received any compensation during 2016 or 2015.

PRINCIPAL STOCKHOLDERS

The following table provides information as to shares of common stock beneficially owned as of June 20, 2017, by:

●	Each director;
●	Each current officer named in the summary compensation table;
●	Each person owning of record or known by us, based on information provided to us by the persons named below, at least 5% of our common stock; and
●	All directors and officers as a group

For purposes of the following table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of warrants granted by us) within 60 days of June 20, 2017.

Name and Address (1) of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class

Jon C. Scahill (2)	91,000,000	24.4%
Andrew C. Fitton (3)(5) 515 Congress Avenue, Suite 1850 Austin, TX 78701	54,866,667	16.6%
Michael R. Carper (4)(5) 515 Congress Avenue, Suite 1850 Austin, TX 78701	31,666,667	9.6%
Intelligent Partners, LLC (5) 515 Congress Avenue, Suite 1850 Austin, TX 78701	16,666,667	5.1%
Tomas Arce 3463 State Street Suite 327 Santa Barbara, CA 93105	25,700,000	8.2%
Herbert Reichlin (6) 19 Fortune Lane Jericho, New York 11573	16,316,000	5.1%
Dr. William Ryall Carroll	484,633	*
Timothy J. Scahill	105,000	*
All officers and directors as a group (three individuals)	91,589,633	24.6%

*   less than 1%.

(1)	The address of Mr. Jon C. Scahill, Dr. Carroll and Mr. Timothy J. Scahill is c/o Quest Patent Research Corporation, 411 Theodore Fremd Ave., Suite 206S, Rye, New York 10580-1411.
(2)	The shares beneficially owned by Mr. Jon Scahill represent (a) 31,000,000 shares of common stock owned by him, and (b) 60,000,000 shares of common stock issuable upon exercise of a warrant at an exercise price of $0.004 per share through March 1, 2018.
(3)	Represents (a) 38,000,000 shares owned by Mr. Fitton, (b) 200,000 owned by Tele Tech Investments Limited, with respect to which Mr. Fitton has sole power to vote and dispose of the shares, and (c) 16,666,667 shares issuable upon exercise of an option held by Intelligent Partners.
(4)	Represents (a) 15,000,000 shares owned by Mr. Carper and (c) 16,666,667 shares issuable upon exercise of an option held by Intelligent Partners.
(5)	Andrew C. Fitton and Michael R. Carper, as the members of Intelligent Partners, have the right to vote and dispose of the shares owned by United Wireless.
(6)	The shares beneficially owned by Mr. Reichlin include 5,000,000 shares issuable upon the exercise of warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As a result of the sale to United Wireless of 50,000,000 shares of common stock, representing 16.0% of our common stock and its right to name a director, United Wireless may be deemed to be a related party as of December 31, 2016. United Wireless had no relationship with us prior to the closing of the securities purchase agreement and related agreements in October 2015. See “Business – Agreements with United Wireless” for information concerning our agreements with and obligations to United Wireless.

Managed Services Team LLC, an entity for which Timothy Scahill, our chief technology officer and a director, is a managing partner, provides information technology services to us. We are obligated to pay for these services at usual and customary rates. In 2016, the cost of these services was approximately $2,100.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 10,000,000,000 shares of common stock, par value $0.00003 per share, and 10,000,000 shares of preferred stock, par value $0.00003 per share. Holders of our common stock are entitled to equal voting rights, consisting of one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The presence, in person or by proxy duly authorized, of the holders of one-third of the outstanding shares of stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future.

Preferred Stock

Our articles of incorporation give our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights granted to the holders of a series of preferred stock could restrict payment of dividends on the common stock, dilute the voting power of the common stock, impair the liquidation rights of the holders of the common stock and delay or prevent a change in control without further action by stockholders. We have no present plans to issue any shares of preferred stock, and our agreements with United Wireless prohibit us from issuing preferred stock without its consent.

Other Provisions of our Certificate of Incorporation

As described under “Management – Executive Officers and Directors” our board of directors is a classified board, with three classes of directors and directors being elected for a term of three years.

Our certificate of incorporation provides that we shall indemnify our officers and directors and others whom we are permitted to indemnify to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law gives a corporation broad power to indemnify directors, officers and other persons. Our by-laws include a provision which provides that we will indemnify our officers and directors to the maximum extent permitted by law, and have authorization provisions which conform with the provisions of Section 145. We also have indemnification agreements with our directors which are consistent with our certificate of incorporation and bylaws.

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty subject to certain exceptions as provided in the Delaware General Corporation Law, and, if the General Corporation Law is amended to authorize further elimination or limitation of the liability of directors, these additional provisions shall apply to our directors.

Our certificate of incorporation provides that where, in connection with a compromise or arrangement between us and any class of creditors or stockholders, if a majority in number and three-fourth in value of the creditors or stockholders or class of creditors or stockholders, as the case may be, approve a compromise or arrangement which is sanctioned by the court, it is binding on all of the creditors or class of creditors or stockholders or class of stockholders.

Delaware Law Provisions Relating to Business Combinations with Related Persons

We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

SEC Policy on Indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Penny-Stock Rules

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years, or has average revenue of at least $6,000,000 for the last three years.

As a result, our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	“Boiler-room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent losses to investors.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Since our stock is a “penny stock” we do not have the safe harbor protection under federal securities laws with respect to forward-looking statements.

Transfer Agent

The transfer agent for the common stock is Continental Stock Transfer & Trust Company, One State Street, 30th floor, New York, New York 10004-1561.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our consolidated financial statements included in this prospectus as of December 31, 2016 and 2015 and for each of the years then ended have been included in reliance on the report of MaloneBailey LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We file periodic reports with the Securities and Exchange Commission, including annual reports which include our audited financial statements and quarterly reports although we are not currently required to make such filings pursuant to the Securities Exchange Act. We also plan to include our SEC filings on our website. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website which provides online access to reports, registration statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov. Our SEC filings are also available on our website at http://qprc.com/InvestorRelations/SECFilings.aspx.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Quest Patent Research Corporation

Rye, New York

We have audited the accompanying consolidated balance sheets of Quest Patent Research Corporation (a Delaware Corporation) and its subsidiaries (collectively, the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quest Patent Research Corporation, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred a series of net losses resulting in negative working capital as of December 31, 2016. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 17, 2017

F-2

Quest Patent Research Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$208,324	$331,506
Accounts receivable	54,994	41,552
Other current assets	2,490	5,924
Total current assets	265,808	378,982

Patents, net of accumulated amortization of $319,284 and $57,500, respectively	2,056,947	2,318,731

Total assets	$2,322,755	$2,697,713
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$123,803	$69,884
Loans payable – third party	163,000	163,000
Purchase price of patents, current portion, net of unamortized discount of $80,528 and $0	919,472	1,000,000
Loan payable – related party , net of unamortized discount and debt issuance costs of $616,176 and $0	2,001,889	-
Accrued interest – loans payable related party	62,348	-
Accrued interest - loans payable third party	248,913	232,614
Derivative liability	140,000	-
Total current liabilities	3,659,425	1,465,498
Non-current liabilities
Loan payable – related party, net of unamortized discount and debt issuance costs of $0 and $$687,754	-	562,246
Accrued Interest – loans payable related party	-	24,316
Purchase price of patents, long term – net of unamortized discount of $0 and $173,769	-	826,231
Total liabilities	3,659,425	2,878,291
Stockholders' deficit
Preferred stock – Par Value $0.00003 – authorized 10,000,000 shares – no shares issued and outstanding	-	-
Common stock, par value $0.00003; authorized 1,250,000,000 at December 31, 2016 and 2015; shares issued and outstanding 313,038,334 and 313,038,334, at December 31, 2016 and 2015, respectively	9,391	9,391
Additional paid-in capital	14,032,882	14,232,882
Accumulated deficit	(15,381,430)	(14,425,448)
Total Quest Patent Research Corporation deficit	(1,339,157)	(183,175)
Non-controlling interest in subsidiaries	2,487	2,597
Total stockholders’ deficit	(1,336,670)	(180,578)
Total liabilities and stockholders’ deficit	$2,322,755	$2,697,713

See accompanying notes to consolidated financial statements

F-3

Quest Patent Research Corporation and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2016	2015
Revenues
Licensed packaging sales	$18,391	$33,029
Patent licensing fees	385,000	215,000
Management fees	860,823	250,366
	1,264,214	498,395
Operating expenses
Cost of revenues:
Cost of sales	4,842	13,315
Royalties	350,204	112,144
Management support services	818,922	84,708
Selling, general and administrative expenses	766,963	561,937

Total operating expenses	1,940,931	772,104

Loss from operations	(676,717)	(273,709)

Other expense
Income tax	(2,159)	(1,719)
Gain on derivative	60,000
Interest expense	(337,216)	(51,842)
Total other expense	(279,375)	(53,561)

Net loss	(956,092)	(327,270)
Net income (loss) attributable to non-controlling interest in subsidiaries	110	(682)
Net Loss Attributable to Quest Patent Research Corporation	$(955,982)	$(327,952)
Net loss per share – Basic and Diluted	$(0.00)	$(0.00)
Weighted average shares outstanding – Basic and Diluted	313,038,334	271,394,498

See accompanying notes to consolidated financial statements

F-4

Quest Patent Research Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders' Deficit

	Common Stock		Additional Paid-in		Non- controlling Interest in	Total Stockholders'
	Shares	Amount	Capital	Deficit	Subsidiaries	Deficit
Balances as of December 31, 2014	233,038,334	$6,991	$13,734,259	$(14,097,496)	$1,915	$(354,331)

Compensation expense relating to restricted stock grant	30,000,000	900	62,100	-	-	63,000

Sale of common stock	50,000,000	1,500	248,500	-	-	250,000
Discount on debt	-	-	188,023	-	-	188,023
Net loss	-	-	-	(327,952)	682	(327,270)

Balances as of December 31, 2015	313,038,334	9,391	14,232,882	(14,425,448)	2,597	(180,578)
Reclassification of fair value of stock options to derivative liability	-	-	(200,000)	-	-	(200,000)
Net loss	-	-	-	(955,982)	(110)	(956,092)
Balances as of December 31, 2016	313,038,334	$9,391	$14,032,882	$(15,381,430)	$2,487	$(1,336,670)

See accompanying notes to consolidated financial statements

F-5

Quest Patent Research Corporation and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2016	2015

Cash flows from operating activities:
Net loss	(956,092)	$(327,270)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	164,819	11,227
Gain on derivative	(60,000)	-
Share-based compensation	-	63,000
Depreciation and amortization	261,784	57,500
Interest accrued but not paid	156,100	24,316

Changes in operating assets and liabilities
Accounts receivable	(13,442)	(19,052)
Other current assets	3,434	(4,262)
Accounts payable and accrued expenses	70,215	(4,685)

Net cash used in operating activities	(373,182)	(199,226)

Cash flows from financing activities:
Proceeds from loans, net of debt issue cost of $60,958	250,000	189,042
Sale of common stock	-	250,000
Net cash from investing activities	250,000	439,042

Net increase (decrease) in cash and cash equivalents	(123,182)	239,816

Cash and cash equivalents at beginning of year	331,506	91,690

Cash and cash equivalents at end of year	$208,324	$331,506

Non Cash Investing and Financing Activities
Accounts payable for patent purchase	$-	$2,000,000
Reclassification of fair value of stock options to derivative liability	200,000	-
Discounts on patents	-	173,769
Loan proceeds paid directly from lender to seller of patents	1,000,000	1,000,000
Discount on debt - $450,000 being an allocation of the patent cost and $188,023 being an allocation of the additional purchase options	-	638,023
Supplemental disclosure of cash flow information
Cash paid during the year for:
Income taxes	$2,159	$1,719
Interest	-	-

See accompanying notes to consolidated financial statements

F-6

Quest Patent Research Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 – DESCRIPTION OF BUSINESS

The Company is a Delaware corporation, incorporated on July 17, 1987 and has been engaged in the intellectual property monetization business since 2008.

As used herein, the “Company” refers to Quest Patent Research Corporation and its wholly and majority-owned and controlled operating subsidiaries unless the context indicates otherwise. All intellectual property acquisition, development, licensing and enforcement activities are conducted by the Company’s wholly and majority-owned and controlled operating subsidiaries.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and financial statement presentation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its wholly owned and majority owned subsidiaries as of December 31, 2016 and 2015.

The consolidated financial statements include the accounts and operations of:

Quest Patent Research Corporation (“The Company”)

Quest Licensing Corporation (NY) (wholly owned)

Quest Licensing Corporation (DE) (wholly owned)

Quest Packaging Solutions Corporation (90% owned)

Quest Nettech Corporation (wholly owned)

Semcon IP, Inc. (wholly owned)

Mariner IC, Inc. (wholly owned)

IC Kinetics, Inc. (wholly owned)

The operations of Wynn Technologies Inc. are not included in the Company’s consolidated financial statements as there are significant contingencies related to its control of Wynn Technologies Inc. The sole asset of Wynn Technologies Inc. is US Patent No. RE38,137E. Wynn Technologies Inc. cannot transfer, assign, sell, hypothecate or otherwise encumber US Patent No. RE38,173E without the express written consent of Sol Li, owner of 35% of Wynn Technologies Inc., unless, as of the date of such transfer, assignment, sale, hypothecation or other encumbrance, Mr. Li has received a total of at least $250,000.

The Company accounts for its 65% interest in Wynn Technologies, Inc. under the equity method whereby the investment accounts are increased for contributions by the Company plus its 60% share of income pursuant to the contractual agreement which provide that Sol Li retains 40% of the income, and reduced for distributions and its 60% share of losses incurred, respectively, with the restriction whereby the account balances cannot go below zero.

Significant intercompany transaction and balances have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

F-7

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity dates of three months or less when purchased, to be cash equivalents.

Accounts Receivable

Accounts receivable, which generally relate to management fees, are presented on the balance sheet net of estimated uncollectible amounts. The Company records an allowance for estimated uncollectible accounts in an amount approximating anticipated losses. Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful.  The Company recorded an allowance for doubtful accounts of $0 as of December 31, 2016 and December 31, 2015, respectively.

Intangible Assets

Intangible assets consist of patents which are amortized using the straight-line method over their estimated useful lives or statutory lives whichever is shorter and are reviewed for impairment upon any triggering event that may give rise to the assets ultimate recoverability as prescribed under the guidance related to impairment of long-lived assets. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent.

Patents include the cost of patents or patent rights (hereinafter, collectively “patents”) acquired from third-parties or acquired in connection with business combinations.  Patent acquisition costs are amortized utilizing the straight-line method over their remaining economic useful lives, ranging from one to ten years. Certain patent application and prosecution costs incurred to secure additional patent claims, that based on management’s estimates are deemed to be recoverable, are capitalized and amortized over the remaining estimated economic useful life of the related patent portfolio.

Impairment of long-lived assets

Long-lived assets, including intangible assets with a finite life, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. No impairment was recorded for the years ended December 31, 2016 and 2015.

Derivative Financial Instruments

The Company evaluates the embedded conversion feature within its convertible debt instruments under ASC 815-15 and ASC 815-40 to determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a Black Scholes model, in accordance with ASC 815-15 “Derivative and Hedging” to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument could be required within 12 months after the balance sheet date.

Beneficial Conversion Features

The Company evaluates the conversion feature for whether it was beneficial as described in ASC 470-30. The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the shares of common stock at the commitment date to be received upon conversion.

F-8

Fair value of financial instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy is used which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. See Note 4 for information about derivative liabilities.

The fair value hierarchy based on the three levels of inputs that may be used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The carrying value reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and short-term borrowings approximate fair value due to the short-term nature of these items.

Revenue Recognition

Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been substantially performed pursuant to the terms of the arrangement, (iii) amounts are fixed or determinable and, (iv) the collectability of amounts is reasonable assured.

Patent Licensing Fees

Generally, the agreements provide for the grant of the licenses, covenants-not-to-sue, releases, and other significant deliverables upon execution of the agreement, or upon receipt of the minimum upfront payment for term agreement renewals. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectability is reasonably assured, or upon receipt of the minimum upfront fee for the term agreement renewals, and when all other revenue recognition criteria have been met.

Certain of the Company’s revenue arrangements provide for future royalties or additional required payments based on future licensee activities. Additional royalties are recognized in revenue upon resolution of the related contingency provided that all revenue recognition criteria, as described above, have been met. Amounts of additional royalties due under these license agreements, if any, cannot be reasonably estimated by management.

Amounts related to revenue arrangements that do not meet the revenue recognition criteria described above are deferred until the revenue recognition criteria are met.

The Company assesses the collectability of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met, which is generally upon receipt of cash.

F-9

Management Fees

Generally, the agreements provide for payment of the management fee within 7 days of the due date on the invoice. As such, the earnings process is complete and revenue is recognized upon the execution of the agreement, when collectability is reasonably assured, or upon receipt of the invoiced amount, and when all other revenue recognition criteria have been met.

The Company assesses the collectability of fees receivable based on a number of factors, including past transaction history and credit-worthiness of licensees. If it is determined that collection is not reasonably assured, the fee is recognized when collectability becomes reasonably assured, assuming all other revenue recognition criteria have been met, which is generally upon receipt of cash.

Licensed Packaging Sales

The Company’s packaging operation customers are end users. Shipment terms are generally FOB shipping point. Revenues from packaging sales, less reserves for returns, are recognized upon shipment to the customer.

Cost of Revenues

Cost of revenues include the costs and expenses incurred in connection with our patent licensing and enforcement activities, including inventor royalties paid to original patent owners, contingent litigation funding fees, contingent legal fees paid to external patent counsel, other patent-related legal expenses paid to external patent counsel, licensing and enforcement related research, consulting and other expenses paid to third-parties and the amortization of patent-related investment costs. These costs are included under the caption “Cost of revenues” in the accompanying consolidated statements of operations. No such fees are recognized as cost of revenue to the extent that the Company has no obligation with respect to such fees prior to a settlement or license.

Inventor Royalties, Litigation Funding Fees and Contingent Legal Expenses.

Inventor royalties are expensed in the consolidated statements of operations in the period that the related revenues are recognized.

Contingent litigation funding and legal fees are expensed in the consolidated statements of operations in the period that the related revenues are recognized. In instances where there are no recoveries from potential infringers, no contingent litigation funding fees are paid.

Research and development

Research and development costs are expensed as incurred. We did not incur any research and development costs in the years ended December 31, 2016 and 2015.

Income Taxes

Deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been included in the consolidated financial statements or income tax returns. Deferred income tax assets and liabilities are determined based on differences between the financial statement and tax bases of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse.

In evaluating the ultimate realization of deferred income tax assets, management considers whether it is more likely than not that the deferred income tax assets will be realized. Management establishes a valuation allowance if it is more likely than not that all or a portion of the deferred income tax assets will not be utilized. The ultimate realization of deferred income tax assets is dependent on the generation of future taxable income, which must occur prior to the expiration of the net operating loss carryforwards.

F-10

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of December 31, 2016 and 2015.

Share-based compensation

The Company accounts for share-based awards issued to employees in accordance with Accounting Standards Codification (ASC) 718, “Compensation-Stock Compensation”. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period, which is normally the vesting period. Share-based compensation to directors is treated in the same manner as share-based compensation to employees, regardless of whether the directors are also employees. The Company accounts for share-based compensation to persons other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of share-based payments using the Black Scholes option-pricing model for common stock options and warrants and the closing price of the Company’s common stock for common stock issuances.

Earnings (loss) per share

Basic earnings per share is calculated by dividing net income available to common stockholders by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if our share-based awards and convertible securities were exercised or converted into common stock. The dilutive effect of our share-based awards is computed using the treasury stock method, which assumes all share-based awards are exercised and the hypothetical proceeds from exercise are used to purchase common stock at the average market price during the period. The incremental shares (difference between shares assumed to be issued versus purchased), to the extent they would have been dilutive, are included in the denominator of the diluted earnings per share calculation. Because the Company incurred losses in all period covered by the financial statements and would be anti-dilutive, the diluted earnings per shares is the same as the basic earnings per share. The 115,000,000 shares of common stock issuable upon exercise of outstanding warrants and options are excluded from the computation of loss per share because the result would have been antidilutive.

Concentration of credit risk

The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any such losses in these accounts. Approximately 68% of revenues for 2016 and approximately 50% of revenues for 2015 represented management fees received from the funding source relating to certain intellectual property infringement actions.

Segment reporting

The Company reports each material operating segment in accordance with ASC 280, “Segment Reporting”. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company operates in two operational segments; intellectual property licensing and licensed packaging sales. Licensed packaging sales segment is not reported separately as revenue constitutes less than 10% of the combined revenue of all segments, reported profit is less than the combined profit of all operating segments that did not report a loss, and assets are less than 10% of the combined assets of all operating segments. Certain corporate expenses are not allocated to segments.

F-11

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no material effect on the reported results of operations.

Recent Accounting Pronouncements

The Company has early-adopted ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” which amends ASC 718 – account for forfeitures as they occur. Policy election only relates to the service condition aspects of awards; the likelihood of achieving performance conditions will still need to be assessed each period. There was no impact from the adoption of this ASU on the Company’s financial statements.

The Company is currently evaluating ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” and ASC 842 “Leases” for future adoption. Other than those pronouncements, management does not believe that there are any other recently issued, but not effective, accounting standards which, if currently adopted, would have a material effect on the Company's financial statements.

Going Concern

During the period from 2008, when the Company changed its business to become an intellectual property management company, through 2016, the Company generated a cumulative loss of approximately $15,381,000. The Company’s total current assets were approximately $266,000 at December 31, 2016. At December 31, 2016, the Company had a working capital deficiency of approximately $3,394,000, and it had negative working capital at December 31, 2016 and 2015. The Company requires funding for its operations. Because of the Company’s continuing losses, the working capital deficiency, the uncertainty of future revenue, the Company’s low stock price and the absence of a trading market in its common stock, the ability of the Company to raise funds in equity market or from lenders is severely impaired, and there exists substantial doubt about the ability of the Company to continue as a going concern. Although the Company may seek to raise funds and to obtain third party funding for litigation to enforce its intellectual property rights, the availability of such funds in uncertain. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 –DEBT

The following table shows the Company’s debt at December 31, 2016 and 2015.

	December 31,
	2016	2015
Debt:
Loans payable – third party	$163,000	$163,000
Loans payable – related party
Gross	2,618,065	1,250,000
Accrued interest	62,348	24,316
Unamortized discount	(616,176)	(687,754)
Net loans payable – related party	$2,064,237	$586,562

The loan payable – third party is a demand loan made by former officers and directors, now unrelated third parties, and shareholders in the amount of $163,000. The loans are payable on demand plus accrued interest at 10% per annum.

F-12

The loan payable – related party at December 31, 2016 represents the principal amount of the Company’s 10% note to United Wireless in the amount of $2,618,065. On March 16, 2017, United Wireless delivered a letter claiming that the Company’s failure to maintain the effectiveness of a registration statement constituted a maintenance failure under the registration rights agreement. While the Company believes that it has valid defenses to any claim that United Wireless may make, the failure to maintain the effectiveness of the registration statement is an event default under the note, therefore the loan payable has been classified as a current liability. Because of its stock ownership in the Company and its right to elect a director of the Company, United Wireless is treated as a related party. Prior to the consummation of the transactions described in this Note 3, the Company had no relationship with United Wireless.

Interest on the note, along with interest on all notes issued pursuant to the securities purchase agreement, accrues through September 30, 2018, with accrued interest being added to principal on September 30, 2016, 2017 and 2018. Accordingly, the accrued interest is included in loans payable, related party. At December 31, 2016, accrued interest of $118,065 had been capitalized.

Pursuant to the securities purchase agreement and the related agreements that were executed contemporaneously with the securities purchase agreement:

●	The Company borrowed a total of $1,250,000 and $1,250,000 from United Wireless in 2016 and 2015, respectively, for which the Company issued its 10% promissory note due September 30, 2020. Notes in the amount of $1,000,000 were issued on October 22, 2015 and September 30, 2016 to pay the first payments to Intellectual Ventures Assets 16, LLC (“Intellectual Ventures”) on account of the first two installments of the purchase price of the patents purchased from Intellectual Venture (see Note 6), and the balance was paid in cash to the Company for working capital.

●	The Company sold United Wireless 50,000,000 shares of common stock for $250,000.

●	The Company granted United Wireless an option to purchase 50,000,000 shares of common stock at varying exercise prices. See Note 5.

●	United Wireless agreed to make an additional loan of $1,000,000 to pay the third installment of the purchase price due to Intellectual Ventures on September 30, 2017, and an additional $750,000 for working capital.

●	If the Company is in default under certain covenants in the notes, which defaults are called Conversion Eligible Events of Default, and such defaults are continuing on the date the final $1,000,000 payment is due to Intellectual Ventures, United Wireless has the obligation to make the payment, and immediately upon the United Wireless’ payment to Intellectual Ventures, the Company shall be deemed to have assigned, transferred and conveyed to United Wireless and/or its nominee full, absolute and unconditional title to and ownership of the stock of three subsidiaries that hold the patents acquired from Intellectual Ventures, and our obligations on the notes including the conversion rights, to the extent that the notes relate to the payment of the purchase price of the patents from Intellectual Venture, terminate, and United Wireless will have no further obligation to make working capital loans to us. Conversion Eligible Events of Default include the breach of selected representations and warranties and covenants contained in the securities purchase agreement and the note, including our failure to pay principal of any note or interest and other charges in excess of $100,000.

●	The entered into a monetization proceeds agreement pursuant to which United Wireless received the right to receive 15% of the net monetization proceeds received from (a) the patents acquired by the Company from Intellectual Ventures and (b) the patents in the Company’s mobile data and financial data intellectual property portfolios.

●	The Company’s obligations under the agreements with United Wireless, including the notes and the monetization proceeds agreement, are secured by a pledge of the stock of the three subsidiaries that hold the patents acquired from Intellectual Ventures and by the proceeds from the intellectual property represented by (i) the patents acquired from Intellectual Ventures and (ii) the intellectual property in the mobile data and financial data portfolios.

F-13

●

Although the notes have no conversion rights, if a Conversion Eligible Event of Default occurs, the notes become convertible at a conversion price equal to 90% of the closing sale price of the Company’s common stock on the principal market on which the common stock is trading on the trading day immediately preceding the date the holder gives notice of conversion. Management has evaluated the conversion feature for derivative accounting consideration under ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity's Own Stock and concluded that it meets the criteria for classification in stockholders' equity. The note contains a limitation on conversion whereby it is convertible except to the extent that the number of shares of the Company’s common stock to be issued upon such conversion exceeds the number of authorized but unissued shares of Common Stock; provided, that the Company shall then promptly seek stockholder approval of an amendment to the Company’s Certificate of Incorporation increasing its authorized Common Stock to at least the sum of the number of shares of Common Stock outstanding plus the Required Reserve Amount. As a result of the potential inability to have sufficient available authorized common stock due to the reserve requirement, certain other outstanding instruments have been accounted for as derivative liabilities as of January 22, 2016 (see Note 4). As a result of fluctuations in the Company’s stock price, at various times during 2016, beginning May 4, 2016 and through December 31, 2016, but never for a period exceeding 135 days, the Company had insufficient authorized shares of common stock necessary for United Wireless to convert its notes and exercise its options. Because of a decrease in the price of our common stock, since February 13, 2017, we did not have a sufficient number of shares to meet the authorized share requirements. United Wireless has not requested that we increase the common stock.

●	The Company has agreed that, as long as United’s stockholding in the Company exceed 10%, United has the right to designate one member of the board of directors and at such time and for as long as United’s stockholdings exceed 24.9%, United may nominate a second director to the board. Unless a Conversion Eligible Event of Default shall have occurred, United agreed not to seek to elect a majority of the board for a period of at least three years from the closing date. The Company agreed that the size of the board would not exceed five.

●	The holders of the notes also have the right to demand redemption of the notes at 110% of the principal amount of the note in the event of a change of control of the Company.

The fair value of the options (see Note 5) granted to United Wireless was $220,000.

Management has evaluated the option for derivative accounting consideration under ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity's Own Stock and concluded that the option meets the criteria for classification in stockholders' equity.  Therefore, derivative accounting is not applicable for the option.

The fair value of the investment proceeds was allocated among the notes, common stock, and options as follows:

Relative fair value of options	$191,860
Relative fair value of stock	$218,024
Relative fair value of note payable	$1,090,116

In connection with the funding which the Company obtained from United Wireless to purchase the patents, the Company entered into a monetization agreement with United Wireless pursuant to which the Company agreed to pay United Wireless 15% of the net monetization proceeds from the patents acquired in October 2015 and the intellectual property in the Company’s mobile data and financial data portfolios. This obligation was recorded as 15% of the purchase price of the patents, or $450,000, and is reflected as net monetization obligations. The Company granted to United Wireless a security interest in the stock of the three subsidiaries which own the patents acquired in October 2015 and the proceeds from these patents and the intellectual property in the Company’s mobile data and financial data portfolios as s security for the Company’s obligations to United Wireless.

The allocation of proceeds resulted in a discount from the note payable of $188,023. In addition, the Company recognized a discount associated with the monetization agreement of $450,000. These discounts and debt issuance costs of $60,958, total $698,981, will be amortized and charged to interest expense over the life of the notes using the effective interest rate method. As of December 31, 2016 and December 31, 2015, $82,805 and $11,227 of the discount and debt issuance cost have been amortized, respectively. The effective interest rate on the notes, including the discount, is 33%.

F-14

NOTE 4 –DERIVATIVE LIABILITIES

Because there is not a fixed conversion price, remaining compliant with the reserve requirement under the United Wireless note is outside of the control of the Company. As a result of this, the Company has a potential inability to have sufficient available authorized common shares to settle certain outstanding instruments beginning with the date that the reserve requirement went into effect on January 22, 2016. Although there is a limit on the number of shares issuable under the note, absent an increase in the stock price or an increase in authorized shares, there are potentially not enough authorized shares to satisfy the exercise of the options, thus the Company determined the options qualify as derivative liabilities under ASC Topic 815. On January 22, 2016, the Company reclassified all non-employee warrants and options as derivative liabilities and revalued them at their fair values at each balance sheet date. Any change in fair value was recorded as non-operating, non-cash income or expense for each reporting period at each balance sheet date.

As of December 31, 2016, and January 22, 2016, the aggregate fair value of the outstanding derivative liability was approximately $140,000 and $200,000, respectively.

The Company estimated the fair value of the derivative liability using the Black-Scholes option pricing model using the following key assumptions during the period ended December 31, 2016:

Period Ended December 31,
2016
Volatility	471% - 488%
Risk-free interest rate	1.36%
Expected dividends	-%
Expected term	3.75 – 4.70 years

The following schedule summarizes the valuation of financial instruments at fair value in the balance sheets as of December 31, 2016:

	Fair Value Measurements as of December 31, 2016
	Level 1	Level 2	Level 3
Assets
None	-	-	-
Total assets	-	-	-
Liabilities
Conversion option derivative liability	-	-	140,000
Total liabilities	$-	$-	$140,000

The following table sets forth a reconciliation of changes in the fair value of derivative liabilities classified as Level 3 in the fair value hierarchy:

Significant Unobservable Inputs (Level 3) as of December 31, 2016
Beginning balance	$-
Fair value on date of initial recognition of derivative	200,000
Change in fair value	(60,000)
Ending balance	$140,000

F-15

NOTE 5 -STOCKHOLDERS’ EQUITY

Increase in Authorized Common Stock

On January 22, 2016, the Company amended and restated its certificate of incorporation to increase its authorized common stock from 390,000,000 shares to 1,250,000,000 shares. The Company’s financial statements at December 31, 2015 reflect this increase.

Issuance of Common Stock and Options

On October 22, 2015, pursuant to a securities purchase agreement with United Wireless Holdings, Inc., the Company (i) issued 50,000,000 shares of common stock to United Wireless for $250,000, or $0.005 per share, and (ii) granted United Wireless an option to purchase a total of 50,000,000 shares of common stock, with exercise prices of $0.01 per share as to 16,666,667 shares, which may be exercised from September 30, 2016 through September 30, 2020, $0.03 per share as to 16,666,667 shares, which may be exercised from September 30, 2017 through September 30, 2020, and $0.05 per share as to 16,666,666 shares, which may be exercised from September 30, 2018 through September 30, 2020. The Company valued the purchase option at $220,000 using the Black-Scholes pricing model. Variables used in the valuation include (1) discount rate of 1.36%; (2) warrant life of 5 years; (3) expected volatility of 721% and (4) zero expected dividends. The proceeds were allocated to the debt based on the relative fair value. The issuance was part of a transaction pursuant to which United Wireless made a loan to the Company of $1,250,000, and agreed to make additional loans in the aggregate amount of $3,000,000. See Note 3. In connection with the issuance of the shares, the Company granted United Wireless registration rights with respect to the shares of common stock issued to United Wireless and the shares of common stock issuable upon exercise of the option.

Although the notes issued to United Wireless, which are described in Note 3, have no conversion rights, if a Conversion Eligible Event of Default occurs, the notes become convertible at a conversion price equal to 90% of the closing sale price of our common stock on the principal market on which the common stock is trading on the trading day immediately preceding the date the holder gives notice of conversion. We also agreed to give United Wireless registration rights with respect to shares issuable upon such conversion.

Pursuant to the restated employment agreement dated November 30, 2014, the Company issued to its chief executive officer a stock grant for 30,000,000 shares which vested on January 15, 2015. During the year ended December 31, 2015, we recognized compensation expense of $63,000, representing closing price of the common stock on the grant date.

As of December 31, 2016, there was no unamortized option expense associated with compensatory options.

A summary of the status of the Company's stock options and changes is set forth below:

	Number of Options (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2014	5,000,000	0.001	0.75
Granted	50,000,000	0.03	4.75
Cancelled	-	-	-
Expired	5,000,000	-	-
Exercised	-	-	-
Balance - December 31, 2015	50,000,000	0.03	4.75
Granted	-	-	-
Cancelled	-	-	-
Expired	-	-	-
Exercised	-	-	-
Balance - December 31, 2016	50,000,000	0.03	3.75

Options exercisable at end of year	16,666,667	0.01	-

The option for 50,000,000 shares granted in 2015 was granted to a lender as discussed in Note 3 above.

F-16

Warrants

Pursuant to the restated employment agreement with the Company’s chief executive officer, the Company granted to the chief executive office warrants to purchase 60,000,000 shares at $0.004 per share, representing the warrants that had been previously covered in his prior employment agreement dated January 1, 2014. These warrants are deemed to have been outstanding since January 1, 2014.

As of December 31, 2016, there was no unamortized warrant expense.

A summary of the status of the Company's stock warrants and changes is set forth below:

	Number of Warrants (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2014	75,000,000	0.0038	2.88
Granted	-	-	-
Cancelled	-	-	-
Expired	10,000,000	-	-
Exercised	-	-	-
Balance - December 31, 2015	65,000,000	0.004	2.17
Granted	-	-	-
Cancelled	-	-	-
Expired	-	-	-
Exercised	-	-	-
Balance - December 31, 2016	65,000,000	0.004	1.17

Warrants exercisable at end of year	65,000,000	0.004	-

NOTE 6 – INTANGIBLE ASSETS

Intangible assets include patents purchased and are recorded based at their acquisition cost. Intangible assets consisted of the following:

			Weighted average
	December 31,		amortization period
	2016	2015	(years)
Patents	$3,000,000	$3,000,000	9.8
Less: net monetization obligations	(450,000)	(450,000)
Imputed interest	(173,769)	(173,769)
Subtotal	2,376,231	2,376,231
Less: accumulated amortization	(319,284)	(57,500)
Net value of intangible assets	$2,056,947	$2,318,731	8.15

F-17

Intangible assets are comprised of patents with estimated useful lives. The intangible assets at December 31, 2016 represent patents acquired in October 2015 for a purchase price of $3,000,000 of which $1,000,000 was paid in October 2015 and $1,000,000 was paid in September 2016 from the proceeds of the loan from United Wireless, and $1,000,000 is payable in November 2017. The useful lives of the patents, at the date of purchase, was 6-10 years. The Company amortizes the costs of intangible assets over their estimated useful lives on a straight-line basis. Costs incurred to acquire patents, including legal costs, are also capitalized as long-lived assets and amortized on a straight-line basis with the associated patent. Amortization of patents is included as a selling, general and administrative expense as reflected in the accompanying consolidated statements of operations.

The Company assesses intangible assets for any impairment to the carrying values. As of December 31, 2016 management concluded that there was no impairment to the acquired assets. At December 31, 2016, the book value of the Company’s intellectual property was $2,056,947.

Amortization expense for patents comprised $261,784 and $57,500 for the year ended December 31, 2016 and 2015, respectively.  Future amortization of intangible assets is as follows:

Year ended December 31,
2017	$267,291
2018	267,291
2019	267,291
2020	267,291
2021and thereafter	987,783
Total	$2,056,947

As discussed in Note 3, 15% of the proceeds from these patents will be paid to our lender, United Wireless. This monetization obligation was recognized as a discount to the loan and will be amortized over the life of the loan using the effective interest method.

The Company granted Intellectual Ventures a security interest in the patents transferred to the Company as security for the payment of the balance of the purchase price. The security interest of Intellectual Ventures is senior to the security interest of United Wireless in the proceeds derived from such patents.

The balance of the purchase price of the patents is reflected as follows:

Current Liabilities:	2016	2015
Purchase price of patents, current portion	1,000,000	$1,000,000
Imputed interest	(80,528)
Non-current liabilities:
Purchase price of patents, long term	-	$1,000,000
Imputed interest	-	(173,769)
Total current and non-current	919,472	1,826,231
Effective interest rate of Amortized over 2 years		9.2%

Because the third payment amount of $1,000,000 was due in two years, the Company imputed interest of 10% and the interest will be accreted up to the maturity date.

F-18

NOTE 7 – NON-CONTROLLING INTEREST

The following table reconciles equity attributable to the non-controlling interest related to Quest Packaging Solutions Corporation.

	December 31,
	2016	2015
Balance, beginning of year	$2,597	$1,915
Net income (loss) attributable to non-controlling interest	$(110)	$682
Balance, end of year	$2,487	$2,597

NOTE 8 – INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. As of December 31, 2016, the Company has generated approximately $4,671,518 of net operating loss (“NOL”) carry forwards which will expire in the years 2024 and beyond. Internal Revenue Code section 382 (“Section 382”) restricts the use of these net operating losses in future periods if the Company has a “substantial change in ownership” as defined by Section 382. The Company has had significant equity transactions in both the current and prior periods. Due to this equity activity and the restrictions resulting under Section 382, most of the Company’s NOLs may not be available to offset future taxable income. The Company has fully reserved the deferred tax asset resulting from the net operating loss carry forwards.

Deferred tax asset consisted primarily of the following:

	December 31,
	2016	2015
Net operating loss carry forward	$1,868,607	$1,504,114
Intangible Assets	53,100	-
Valuation allowance	$(1,921,707)	$(1,504,114)
Balance, end of year	$-	$-

Tax expense consisted primarily of the following:

	December 31,
	2016	2015
Federal	$-	$-
State	2,159	1,719
Deferred	-	-
Total	$2,159	$1,719

The Company’s tax expense does not reflect the statutory rate since the Company’s deferred tax asset is fully offset by a valuation allowance. The statute of limitations is open for the tax years ending December 31, 2013 and thereafter.

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company has at various times entered into transactions with related parties, including officers, directors and major shareholders, wherein these parties have provided services, advanced or loaned money, or both, to the Company needed to support its daily operations. The Company discloses all related party transactions.

See Notes 3 and 5 in connection with transactions with United Wireless.

See Note 10 with respect to the employment agreement with the Company’s president and chief executive officer.

During 2016, the Company contracted with an entity owned by the chief technology officer for the provision of information technology services to the Company. In 2016, the cost of these services was approximately $2,100.

F-19

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

Pursuant to a restated employment agreement, dated November 30, 2014, with the Company’s president and chief executive officer, the Company agreed to employ him as president and chief executive officer for a term of three years, commencing January 1, 2014, and continuing on a year-to-year basis unless terminated by either party on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreement provides for an initial annual salary of $252,000, which may be increased, but not decreased, by the board or the compensation committee. In March 2016, the Company’s board of directors increased the chief executive officer’s annual salary to $300,000, effective January 1, 2016. The chief executive officer is entitled to a bonus if we meet or exceed performance criteria established by the compensation committee. In August 2016, the Company’s board of directors approved annual bonus compensation equal to 30% of the amount by which our consolidated income before income taxes exceeds $500,000, but, if the Company is subject to the limitation on deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code, the bonus cannot exceed the amount which would be deductible pursuant to Section 162(m). The chief executive officer is also eligible to participate in any executive incentive plans which the Company may adopt.

Inventor Royalties, Contingent Litigation Funding Fees and Contingent Legal Expenses

In connection with the investment in certain patents and patent rights, certain of the Company’s operating subsidiaries executed agreements which grant to the former owners of the respective patents or patent rights, the right to receive inventor royalties based on future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

The Company’s operating subsidiaries may engage third party funding sources to provide funding for patent licensing and enforcement. The agreements with the third party funding sources may provide that the funding source receive a portion of any negotiated fees, settlements or judgments. In certain instances, these third party funding sources are entitled to receive a significant percentage of any proceeds realized until the third party funder has recouped agreed upon amounts based on formulas set forth in the underlying funding agreement, which may reduce or delay and proceeds due to the Company.

The Company’s operating subsidiaries may retain the services of law in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby the law firms are paid on a scaled percentage of any negotiated fees, settlements or judgments awarded based on how and when the fees, settlements or judgments are obtained.

Depending on the amount of any recovery, it is possible that all the proceeds from a specific settlement may be paid to the funding source and legal counsel.

The economic terms of the inventor agreements, funding agreements and contingent legal fee arrangements associated with the patent portfolios owned or controlled by the Company’s operating subsidiaries, if any, including royalty rates, proceeds sharing rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by the operating subsidiaries. Inventor royalties, payments to noncontrolling interests, payments to third party funding providers and contingent legal fees expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor royalties, payments to third party funding sources and contingent legal fees expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

F-20

In March 2014, the Company entered into a funding agreement whereby a third party agreed to provide funds to us to enable us to implement a structured licensing program, including litigation if necessary, for the Mobile Data. Under the funding agreement, the third party receives an interest in the proceeds from the program, and we have no other obligation to the third party. In April and June 2014, as part of a structured licensing program for the Mobile Data portfolio, Quest Licensing Corporation brought patent infringement suits in the U.S. District for the District of Delaware against Bloomberg LP et. al., FactSet Research Systems Inc., Interactive Data Corporation, SunGard Data Systems Inc. and The Charles Schwab Corporation et. al. These cases have been consolidated for trial. In June and August 2016, Quest Licensing Corporation entered into a settlement agreement with SunGard Data Systems Inc. and FactSet Research Systems Inc. As of the date of filing the third party litigation has advanced approximately $3,000,000 in litigation fees, costs and expenses. Under the terms of the funding agreement, the third party funder is entitled to a priority return of funds advanced from any proceeds recovered. The Company’s management fees and management support services expenses relate to this agreement.

Patent Enforcement and Other Litigation

Certain of the Company’s operating subsidiaries are engaged in litigation to enforce their patents and patent rights. In connection with these patent enforcement actions, it is possible that a defendant may request and/or a court may rule that an operating subsidiary has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against the Company or its operating subsidiaries or award attorney’s fees and/or expenses to a defendant(s), which could be material, and if required to be paid by the Company or its operating subsidiaries, could materially harm the Company’s operating results and financial position. Since the operating subsidiaries do not have any assets other than the patents, and the Company does not have any available financial resources to pay any judgment which a defendant may obtain against a subsidiary, such a judgement may result in the bankruptcy of the subsidiary and/or the loss of the patents, which are the subsidiaries’ only assets.

NOTE 11 – SUBSEQUENT EVENTS

On January 19, 2017, the court in the Mobile Data Portfolio litigation granted the defendants’ motion for summary judgment of non-infringement, which Quest Licensing Corporation has appealed. Following the court’s decision granting the defendant’s motion for summary judgment, the defendants moved for an award of attorneys’ fees under Section 285 of the patent act which provides that “the court in exceptional cases may award reasonable attorney fees to the prevailing party.” Although the motion, if granted, would result in a judgment against Quest Licensing Corporation, such subsidiary does not have the financial resources to enable it to pay any judgment which may be rendered against it, and, the defendants may seek to enforce their judgment by seeking to foreclose on the patents owned by the subsidiary or seek to force the subsidiary into bankruptcy and purchase the patents in the bankruptcy proceeding, either of which could result in a default under the Company’s agreement with United Wireless. The possible amount of any judgment cannot be estimated and the funding source for the litigation will not provide the Company with funds to pay an adverse judgment. The Company believes that it has valid defenses to the claim for attorneys’ fees.

On March 16, 2017, the Company received a letter from counsel to United Wireless claiming that the Company is in violation of the requirements of the registration rights agreement dated October 22, 2015 on the grounds that the Company did not update the registration statement in November 2016. The note payable to United Wireless has been classified as a current liability as of December 31, 2016.

On March 28, 2017, the board of directors approved, subject to stockholder approval, an increase in its authorized common stock from 1,250,000,000 shares to 10,000,000,000 shares.

F-21

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016

ASSETS

Current assets
Cash and cash equivalents	$70,842	$208,324
Accounts receivable	23,943	54,994
Other current assets	3,659	2,490
Total current assets	98,444	265,808

Patents, net of accumulated amortization of $386,107 and $319,284, respectively	1,990,124	2,056,947

Total assets	$2,088,568	$2,322,755

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$89,412	$123,803
Loans payable – third party	163,000	163,000
Purchase price of patents, current portion, net of unamortized discount of $59,217 and $80,528, respectively	940,783	919,472
Loan payable – related party, net of unamortized discount and debt issuance costs of $594,678 and $616,176, respectively	2,023,387	2,001,889
Accrued interest – loan payable related party	128,985	62,348
Accrued interest - loans payable third party	252,988	248,913
Derivative liability	90,000	140,000
Total current liabilities	3,688,555	3,659,425

Total liabilities	3,688,555	3,659,425

Stockholders’ deficit:
Preferred stock – par value $.00003 – authorized 10,000,000 Shares – no shares issued and outstanding	-	-
Common stock, par value $0.00003; authorized 1,250,000,000 shares and 1,250,000,000 at March 31, 2016 and December 31, 2015, respectively; shares issued and outstanding 313,038,334 and 313,038,334, at March 31, 2016 and December 31, 2015, respectively	9,391	9,391
Additional paid-in capital	14,032,882	14,032,882
Accumulated deficit	(15,646,106)	(15,381,430)
Total Quest Patent Research Corporation deficit	(1,603,833)	(1,339,157)

Non-controlling interest in subsidiary	3,846	2,487

Total stockholders’ deficit	(1,599,987)	(1,336,670)

Total liabilities and stockholders’ deficit	$2,088,568	$2,322,755

See accompanying notes to unaudited consolidated financial statements.

F-22

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	FOR THE
	THREE MONTHS ENDED
	MARCH 31,
	2017	2016

Revenues
Licensed sales	$2,817	$9,882
Management fees	12,991	149,279
	15,808	159,161
Operating expenses
Cost of revenue:
Cost of sales	440	3,265
Management support services	13,191	154,064
Selling, general and administrative expenses	198,298	287,446
Total operating expenses	211,929	444,775
Loss from operations	(196,121)	(285,614)

Other Income and (expenses)
Other income		-
Income tax	(3,675)	(2,141)
Gain on derivative	50,000	-
Interest expense	(113,521)	(83,159)
Total Other Income and (expenses)	(67,196)	(85,300)

Net loss	(263,317)	(370,914)
Net income (loss) attributable to non-controlling interest in subsidiaries	(1,359)	65
Net loss attributable to Quest Patent Research Corporation	$(264,676)	$(370,849)

Loss per share – basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding – basic and diluted	313,038,334	313,038,334

See accompanying notes to unaudited consolidated financial statements.

F-23

QUEST PATENT RESEARCH CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

	FOR THE
	THREE MONTHS ENDED
	MARCH 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(263,317)	$(370,913)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	42,809	47,833
Gain on derivative	(50,000)	-
Depreciation and amortization	66,823	47,478
Interest accrued but not paid	66,637	31,250

Changes in operating assets and liabilities
Accounts receivable	31,051	(49,084)
Other current assets	(1,169)	4,846
Accounts payable and accrued expenses	(30,316)	196,299

Net cash used in operating activities	(137,482)	(92,292)

Net increase (decrease) in cash and cash equivalents	(137,482)	(92,292)

Cash and cash equivalents at beginning of period	208,324	331,506

Cash and cash equivalents at end of period	$70,842	$239,214

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	3,675	2,141
Interest	-	-

See accompanying notes to unaudited consolidated financial statements.

F-24

QUEST PATENT RESEARCH CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2017

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

The Company is a Delaware corporation, incorporated on July 17, 1987 and has been engaged in the intellectual property monetization business since 2008.

As used herein, the “Company” refers to Quest Patent Research Corporation and its wholly and majority-owned and controlled operating subsidiaries unless the context indicates otherwise. All intellectual property acquisition, development, licensing and enforcement activities are conducted by the Company’s wholly and majority-owned and controlled operating subsidiaries.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the US (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these interim financial statements do not include all of the information and notes required by GAAP for complete financial statements. All adjustments (consisting of normal recurring items) necessary to present fairly the Company’s consolidated financial position have been included. These interim financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2016. Operating results for the interim periods presented herein are not necessarily indicative of the results that may be expected for any other interim period or for the entire year.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation and financial statement presentation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its wholly owned and majority owned subsidiaries as of March 31, 2017.

The consolidated financial statements include the accounts and operations of:

Quest Patent Research Corporation (“The Company”)
Quest Licensing Corporation (NY) (wholly owned)
Quest Licensing Corporation (DE) (wholly owned)
Quest Packaging Solutions Corporation (90% owned)
Quest Nettech Corporation (wholly owned)
Semcon IP, Inc. (wholly owned)
Mariner IC, Inc. (wholly owned)
IC Kinetics, Inc. (wholly owned)

The operations of Wynn Technologies Inc. are not included in the Company’s consolidated financial statements as there are significant contingencies related to its control of Wynn Technologies Inc. The sole asset of Wynn Technologies Inc. is US Patent No. RE38,137E. Wynn Technologies Inc. cannot transfer, assign, sell, hypothecate or otherwise encumber US Patent No. RE38,173E without the express written consent of Sol Li, owner of 35% of Wynn Technologies Inc., unless, as of the date of such transfer, assignment, sale, hypothecation or other encumbrance, Mr. Li has received a total of at least $250,000.

The Company accounts for its 65% interest in Wynn Technologies, Inc. under the equity method whereby the investment accounts are increased for contributions by the Company plus its 60% share of income pursuant to the contractual agreement which provide that Sol Li retains 40% of the income, and reduced for distributions and its 60% share of losses incurred, respectively, with the restriction whereby the account balances cannot go below zero.

Significant intercompany transaction and balances have been eliminated in consolidation.

F-25

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Derivative Financial Instruments

The Company evaluates the embedded conversion feature within its convertible debt instruments under ASC 815-15 and ASC 815-40 to determine if the conversion feature meets the definition of a liability and, if so, whether to bifurcate the conversion feature and account for it as a separate derivative liability. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses a Black Scholes model, in accordance with ASC 815-15 “Derivative and Hedging” to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument could be required within 12 months after the balance sheet date.

Fair value of financial instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy is used which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. See Note 4 for information about derivative liabilities.

The fair value hierarchy based on the three levels of inputs that may be used to measure fair value are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The carrying value reflected in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and short-term borrowings approximate fair value due to the short-term nature of these items.

Inventor/Former Owner Royalties and Contingent Legal/Litigation Finance Expenses

In connection with the investment in certain patents and patent rights, certain of the Company’s operating subsidiaries may execute related agreements which grant to the inventors and/or former owners of the respective patents or patent rights, the right to receive a percentage of future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

F-26

The Company’s operating subsidiaries may retain the services of law firms that specialize in patent licensing and enforcement and patent law in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby such law firms are paid a percentage of any negotiated fees, settlements or judgments awarded.

The Company’s operating subsidiaries may engage with funding sources that specialize in providing financing for patent licensing and enforcement. These litigation finance firms may be engaged on a non-recourse basis whereby such litigation finance firms are paid a percentage of any negotiated fees, settlements or judgments awarded in exchange for providing funding for a legal fees and out of pocket expenses incurred as a result of the licensing and enforcement activities.

The economic terms of the inventor agreements, operating agreements, contingent legal fee arrangements and litigation financing agreements associated with the patent portfolios owned or controlled by the Company’s operating subsidiaries, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by such operating subsidiaries. Inventor/former owner royalties, payments to non-controlling interests, contingent legal fees expenses and litigation finance expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor/former owner royalties, contingent legal fees expenses and litigation finance expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

Going Concern

As shown in the accompanying financial statements, the Company has an accumulated deficit of approximately $15,646,000 and negative working capital of approximately $3,590,000 as of March 31, 2017. Because of the Company’s continuing losses, the working capital deficiency, the uncertainty of future revenue, the Company’s low stock price and the absence of a trading market in its common stock, and the ability of the Company to raise funds in equity market or from lenders is severely impaired. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. Although the Company may seek to raise funds and to obtain third party funding for litigation to enforce its intellectual property rights, the availability of such funds is uncertain. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 –DEBT

The following table shows the Company’s debt at March 31, 2017 and December 31, 2016.

	March 31,	December 31,
	2017	2016
Debt:
Loans payable – third party	$163,000	$163,000

Loan payable – related party
Gross	2,618,065	2,618,065
Accrued Interest	128,985	62,348
Unamortized discount	(594,678)	(616,176)
Net loans payable – related party	$2,152,372	$2,064,237

The loan payable – third party is a demand loan made by former officers and directors, who are unrelated third parties at March 31, 2017, and December 31, 2016, in the amount of $163,000. The loans are payable on demand plus accrued interest at 10% per annum. These third parties are also shareholders, but their stockholdings are not significant.

F-27

The loan payable – related party at March 31, 2017 represents the principal amount of the Company’s 10% note to United Wireless Holdings, Inc. (“United Wireless”) in the amount of $2,618,065 pursuant to securities purchase agreement dated October 22, 2015 more fully described in our Annual Report on Form 10-K for the year ended December 31, 2016. On March 16, 2017, the Company received a letter from counsel to United Wireless claiming that the Company is in violation of the requirements of the registration rights agreement dated October 22, 2015 on the grounds that the Company did not update the registration statement in November 2016. The damages are computed at 1.5% of the aggregate purchase price paid for such securities, which was $250,000 on the date the registration statement ceases to be effective and each 30 days thereafter. Based on the formula in the registration rights agreement, United Wireless may claim that the Company owe damages of $3,750 per month, starting with November 11, 2016. The note payable to United Wireless has been classified as a current liability as of December 31, 2016. Because of its stock ownership in the Company and its right to elect a director of the Company, United Wireless is treated as a related party. Prior to the consummation of the transactions described in this Note 3, the Company had no relationship with United Wireless.

NOTE 4 –DERIVATIVE LIABILITIES

Because there is not a fixed conversion price, remaining compliant with the reserve requirement under the United Wireless note is outside of the control of the Company. Although there is a limit on the number of shares issuable under the note, absent an increase in the stock price or an increase in authorized shares, there are potentially not enough authorized shares to satisfy the exercise of the options, thus the Company determined the options qualify as derivative liabilities under ASC Topic 815. On January 22, 2016, the Company reclassified all non-employee warrants and options as derivative liabilities and revalued them at their fair values at each balance sheet date. Any change in fair value was recorded as other income (expense) for each reporting period at each balance sheet date.

As of March 31, 2017, and December 31, 2016, the aggregate fair value of the outstanding derivative liability was approximately $90,000 and $140,000, respectively.

The Company estimated the fair value of the derivative liability using the Black-Scholes option pricing model using the following key assumptions during the period ended March 31, 2017:

Period Ended March 31,
2017
Volatility	405% - 440%
Risk-free interest rate	1.36%
Expected dividends	-%
Expected term	3.50 – 3.75 years

The following schedule summarizes the valuation of financial instruments at fair value in the balance sheets as of March 31, 2017 and December 31, 2016:

	Fair Value Measurements as of
	31-Mar-17			31-Dec-17
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
None	-	-	-	-	-	-
Total assets	-	-	-	-	-	-
Liabilities
Option derivative liability	-	-	90,000	-	-	140,000
Total liabilities	$-	$-	$90,000	$-	$-	$140,000

F-28

The following table sets forth a reconciliation of changes in the fair value of derivative liabilities classified as Level 3 in the fair value hierarchy:

Significant Unobservable Inputs (Level 3) as of March 31, 2017
Beginning balance	$140,000
Change in fair value	(50,000)
Ending balance	$90,000

NOTE 5 – STOCKHOLDERS’ EQUITY

Issuance of Common Stock and Options

Pursuant to the restated employment agreement dated November 30, 2014, the Company issued to its chief executive officer a stock grant for 30,000,000 shares which vested on January 15, 2015. For the period ended March 31, 2015 the Company recognized compensation expense of $63,000, representing closing price of the common stock on the grant date. There was no stock-based compensation expense for the three months ended March 31, 2017 or 2016.

As of March 31, 2017, there was no unamortized option expense associated with compensatory options.

A summary of the status of the Company's stock options and changes is set forth below:

	Number of Options (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2016	50,000,000	0.03	3.75
Granted	-	-	-
Exercised	-	-	-
Expired	-	-	-
Cancelled	-	-	-
Balance - March 31, 2017	50,000,000	0.03	3.5

Warrants

A summary of the status of the Company's stock warrants and changes is set forth below:

	Number of Warrants (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Life (Years)
Balance - December 31, 2016	65,000,000	0.004	1.17
Granted	-	-	-
Cancelled	-	-	-
Expired	-	-	-
Exercised	-	-	-
Balance - March 31, 2017	65,000,000	0.004	0.92

F-29

NOTE 6 – NON-CONTROLLING INTEREST

The following table reconciles equity attributable to the non-controlling interest related to Quest Packaging Solutions Corporation.

Balance as of December 31, 2016	$2,487
Net income attributable to non-controlling interest	$1,359
Balance as of March 31, 2017	$3,846

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company has at various times entered into transactions with related parties, including officers, directors and major shareholders, wherein these parties have provided services, advanced or loaned money, or both, to the Company needed to support its daily operations. The Company discloses all related party transactions.

During the three months ended March 31, 2017 and 2016, the Company contracted with an entity owned by the chief technology officer for the provision of information technology services to the Company. For the three months ended March 31, 2017 and 2016, the cost of these services was approximately $545 and $600 respectively.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

Pursuant to a restated employment agreement, dated November 30, 2014, with the Company’s president and chief executive officer, the Company agreed to employ him as president and chief executive officer for a term of three years, commencing January 1, 2014, and continuing on a year-to-year basis unless terminated by either party on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreement provides for an initial annual salary of $252,000, which may be increased, but not decreased, by the board or the compensation committee. In March 2016, the Company’s board of directors increased the chief executive officer’s annual salary to $300,000, effective January 1, 2016. The chief executive officer is entitled to a bonus if we meet or exceed performance criteria established by the compensation committee. In August 2016, the Company’s board of directors approved annual bonus compensation equal to 30% of the amount by which our consolidated income before income taxes exceeds $500,000, but, if the Company is subject to the limitation on deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code, the bonus cannot exceed the amount which would be deductible pursuant to Section 162(m). The chief executive officer is also eligible to participate in any executive incentive plans which the Company may adopt.

Inventor Royalties, Contingent Litigation Funding Fees and Contingent Legal Expenses

In connection with the investment in certain patents and patent rights, certain of the Company’s operating subsidiaries executed agreements which grant to the former owners of the respective patents or patent rights, the right to receive inventor royalties based on future net revenues (as defined in the respective agreements) generated as a result of licensing and otherwise enforcing the respective patents or patent portfolios.

The Company’s operating subsidiaries may engage third party funding sources to provide funding for patent licensing and enforcement. The agreements with the third party funding sources may provide that the funding source receive a portion of any negotiated fees, settlements or judgments. In certain instances, these third party funding sources are entitled to receive a significant percentage of any proceeds realized until the third party funder has recouped agreed upon amounts based on formulas set forth in the underlying funding agreement, which may reduce or delay and proceeds due to the Company.

The Company’s operating subsidiaries may retain the services of law firms in connection with their licensing and enforcement activities. These law firms may be retained on a contingent fee basis whereby the law firms are paid on a scaled percentage of any negotiated fees, settlements or judgments awarded based on how and when the fees, settlements or judgments are obtained.

F-30

Depending on the amount of any recovery, it is possible that all the proceeds from a specific settlement may be paid to the funding source and legal counsel.

The economic terms of the inventor agreements, funding agreements and contingent legal fee arrangements associated with the patent portfolios owned or controlled by the Company’s operating subsidiaries, if any, including royalty rates, proceeds sharing rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by the operating subsidiaries. Inventor royalties, payments to noncontrolling interests, payments to third party funding providers and contingent legal fees expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms and obligations generating revenues each period. Inventor royalties, payments to third party funding sources and contingent legal fees expenses will continue to fluctuate and may continue to vary significantly period to period, based primarily on these factors.

In March 2014, the Company entered into a funding agreement whereby a third party agreed to provide funds to us to enable us to implement a structured licensing program, including litigation if necessary, for the Mobile Data. Under the funding agreement, the third party receives an interest in the proceeds from the program, and we have no other obligation to the third party. In April and June 2014, as part of a structured licensing program for the Mobile Data portfolio, Quest Licensing Corporation brought patent infringement suits in the U.S. District for the District of Delaware against Bloomberg LP et. al., FactSet Research Systems Inc., Interactive Data Corporation, SunGard Data Systems Inc. and The Charles Schwab Corporation et. al. These cases have been consolidated for trial. In June and August 2016, Quest Licensing Corporation entered into a settlement agreement with SunGard Data Systems Inc. and FactSet Research Systems Inc. As of the date of filing the third party litigation has advanced approximately $3,000,000 in litigation fees, costs and expenses. Under the terms of the funding agreement, the third party funder is entitled to a priority return of funds advanced from any proceeds recovered. The Company’s management fees and management support services expenses relate to this agreement.

Patent Enforcement and Other Litigation

Certain of the Company’s operating subsidiaries are engaged in litigation to enforce their patents and patent rights. In connection with these patent enforcement actions, it is possible that a defendant may request and/or a court may rule that an operating subsidiary has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against the Company or its operating subsidiaries or award attorney’s fees and/or expenses to a defendant(s), which could be material, and if required to be paid by the Company or its operating subsidiaries, could materially harm the Company’s operating results and financial position. Since the operating subsidiaries do not have any assets other than the patents, and the Company does not have any available financial resources to pay any judgment which a defendant may obtain against a subsidiary, such a judgement may result in the bankruptcy of the subsidiary and/or the loss of the patents, which are the subsidiaries’ only assets.

On January 19, 2017, the court in the Mobile Data Portfolio litigation granted the defendants’ motion for summary judgment of non-infringement, which Quest Licensing Corporation has appealed. Following the court’s decision granting the defendant’s motion for summary judgment, the defendants moved for an award of attorneys’ fees under Section 285 of the patent act which provides that “the court in exceptional cases may award reasonable attorney fees to the prevailing party.” Although the motion, if granted, would result in a judgment against Quest Licensing Corporation, such subsidiary does not have the financial resources to enable it to pay any judgment which may be rendered against it, and, the defendants may seek to enforce their judgment by seeking to foreclose on the patents owned by the subsidiary or seek to force the subsidiary into bankruptcy and purchase the patents in the bankruptcy proceeding, either of which could result in a default under the Company’s agreement with United Wireless. The possible amount of any judgment cannot be estimated and the funding source for the litigation will not provide the Company with funds to pay an adverse judgment. The Company believes that it has valid defenses to the claim for attorneys’ fees.

NOTE 9 – SUBSEQUENT EVENTS

On June 12, 2017, the Company entered into a standstill agreement with United Wireless pursuant to which the Company agreed (i) to increase its authorized common stock to 10,000,000,000 shares, (ii) to file by June 30, 2017, a post-effective amendment to the registration statement covering the sale of the shares of common stock initially issued to United Wireless pursuant to the Securities Purchase Agreement and the shares of common stock issuable upon the option granted to United Wireless pursuant to the Securities Purchase agreement, (iii) if the existing warrant held by the Company’s chief executive officer is not exercised prior to its expiration date, any re-issuance will not have an exercise price less than the current exercise price and the existing warrants will not be amended to lower the exercise price, and (iv) United Wireless no longer has any obligation to purchase any note pursuant to the Securities Purchase Agreement other than the $1,000,000 note related to the final payment to Intellectual Ventures, except in connection with the potential acquisition by the Company of patent rights which would trigger a $25,000 working capital loan in connection with the potential acquisition and require United Wireless to make $125,000 working capital loans to the Company, at the Company’s sole discretion, on December 31, 2017, March 31, 2018 and June 30, 2018 and, in such event, United Wireless would have a 7½% net proceeds percentage interest in the net proceeds from such patent.

On June 15, 2017, the Company amended its certificate of incorporation to increase its authorized common stock to 10,000,000,000 shares.

On June 29, 2017, the defendants’ motion for attorney fees in the Mobile Data litigation was denied, without prejudice. Defendants may renew their motion thirty days from the decision of the appellate court.

F-31

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

Amount
Nature of Expense:
SEC Registration Fee	$50.35
Accounting fees and expenses	1,500.00
Legal fees and expenses	20,000.00
Printing	400.00
Miscellaneous	549.65
Total	$22,500.00

(1)	All expenses, except the SEC registration fee, are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law gives us broad authority to indemnify our officers and directors. under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation provides that we shall indemnify our officers and directors and others whom we are permitted to indemnify to the maximum extent permitted by Delaware law. Our by-laws have broad indemnification provisions for our board of directors, consistent with Section 145 of the Delaware General Corporation Law. We also have indemnification agreements with our directors which are consistent with our certificate of incorporation and bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

(a)          Pursuant to the Company’s restated employment agreement with Jon C. Scahill, its chief executive officer, on October 30, 2014, the Company issued 30,000,000 shares of common stock to Mr. Scahill. Pursuant to the agreement, Mr. Scahill’s rights to the stock vested on January 15, 2015; provided that if he is not employed by the Company at such date other than as a result of his death or disability, his rights to the shares shall be forfeited, although the chief executive officer had the right to vote the shares immediately upon issuance. These shares vested on January 15, 2015. The value of the shares, $63,000, is reflected as stock-related compensation during the nine months ended September 30, 2015. The issuance of the shares is exempt from registration pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

(b)          On October 22, 2015, pursuant to a securities purchase agreement among the Company, certain of its subsidiaries, and United Wireless Holdings, Inc., we issued to United Wireless:

(i)        50,000,000 shares of common stock for $250,000.

(ii)       An option to purchase 50,000,000 shares of common stock, with exercise prices of $0.01 per share as to 16,666,667 shares, which may be exercised from September 30, 2016 through September 30, 2020, $0.03 per share as to 16,666,667 shares, which may be exercised from September 30, 2017 through September 30, 2020, and $0.05 per share as to 16,666,666 shares, which may be exercised from September 30, 2018 through September 30, 2020.

(iii)      A promissory note in the principal amount of $1,250,000, which becomes convertible upon the occurrence of certain events of defaults.

In addition, United Wireless agreed to make additional loans to the Company in the aggregate amount of $3,000,000, at the times and under the conditions set forth in the securities purchase agreement.

The issuance of the securities to United Wireless was exempt from registration pursuant to Section 4(a)(2) as a transaction not involving a public offering. No underwriter or broker was involved in the issuance of the securities to United Wireless.

II-1

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of the Company[5]
3.1.1	Certificate of amendment to the Company’s amended and restated certificate of incorporation[7]
3.2	Bylaws of the Company[3]
5.1	Opinion of Ellenoff Grossman & Schole LLP[4]
10.1	Restated Employment Agreement dated as of November 30, 2014 between the issuer and between the Company and Jon C. Scahill. [1]
10.2	Separation Agreement and Mutual General Release dated October 10, 2014 between the Company and Burton Goldstein. [1]
10.3	Separation Agreement and Mutual General Release dated October 10, 2014 between the Company and Herbert Reichlin. [1]
10.4	Restricted Stock Grant dated October 30, 2014 between the Company and Jon C. Scahill.[1]
10.5	License Agreement dated March 26, 2008 between the Company and Emerging Technologies Trust.[1]
10.6	Licensing Services Agreement dated July10, 2008 between the Company and Balthaser Online, Inc.[1]
10.7	Patent Purchase Agreement dated December 21, 2009 between Company and Intertech Holdings, LLC.[1]
10.8	Consulting Agreement dated August 11, 2010 between the Company and Alex W. Hart.[1]
10.9	Agreement dated February 8, 2011 between the Company and Sol Li.[1]
10.10	Agreement dated June 26, 2013 between the Company and The Betting Service Ltd. and Neil Riches.[1]
10.11	Funding Agreement dated March 13, 2014 between the Company and Longford Capital Fund I, LP, (subject to order granting confidential treatment). [1]
10.12	Agreement dated April 1, 2014 between the Company and Allied Standard Limited.[1]
10.13	Form of warrant issued to Messrs. Goldstein and Reichlin.[1]
10.14	Form of warrant issued to Mr. Jon C. Scahill.[1]
10.15	Form of indemnification agreement.[1]
10.16	Securities Purchase Agreement, dated as of October 22, 2015 among the Company, Quest Licensing Corporation, Wynn Technologies, Inc., Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc. and United Wireless Holdings, Inc. [2]
10.17	Promissory note due September 30, 2020 issued by the Company in the principal amount of $1,250,000.[2]
10.18	Monetization Proceeds Agreement, dated as of October 22, 2015 among the Company, Quest Licensing Corporation, Wynn Technologies, Inc., Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc. and United Wireless Holdings, Inc. [2]
10.19	Patent Proceeds Security Agreement, dated as of October 22, 2015 among the Company, Quest Licensing Corporation, Wynn Technologies, Inc., Mariner IC Inc., Semcon IP Inc., IC Kinetics Inc. and United Wireless Holdings, Inc. [2]
10.20	Pledge and Security Agreement, dated as of October 22, 2015 between the Company and United Wireless Holdings, Inc. [2]
10.21	Registration Rights Agreement, dated as of October 22, 2016 between the Company and United Wireless Holdings, Inc. [2]
10.22	Patent Sale Agreement, effective July 8, 2015 between Intellectual Ventures Assets 16 LLC and the Company.[2]
10.23	Indemnification agreement, dated December 8, 2014, between the Company and Jon C. Scahill.[4]
10.24	Indemnification agreement, dated December 8, 2014, between the Company and Timothy J. Scahill.[4]
10.25	Indemnification agreement, dated December 8, 2014, between the Company and Dr. William Ryall Carroll.[4]
10.26	Standstill agreement, dated June 12, 2017, between the Company, certain subsidiaries and United Wireless.[6]
23.1	Consent of independent registered public accounting firm[6]
23.2	Consent of counsel (included in Exhibit 5.1).

[1]	Filed as an exhibit to the Company’s report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on December 15, 2014 and incorporated herein by reference.
[2]	Filed as an exhibit to the Company’s Form 8-K, which was filed with the SEC on October 28, 2015 and incorporated herein by reference.
[3]	Filed as an exhibit to the Company’s report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on April 10, 2015 and incorporated herein by reference.
[4]	Filed as exhibit to Amendment No. 1 to the Company’s registration statement on Form S-1, which was filed with the SEC on February 3, 2016, and incorporated herein by reference.
[5]	Filed as an exhibit to the Company’s Form 8-K, which was filed with the SEC on January 26, 2016 and incorporated herein by reference.
[6]	Filed herewith
[7]	Filed as an exhibit to the Company’s Form 8-K, which was filed with the SEC June 16, 2017 and incorporated herein by reference.

II-2

ITEM 17. UNDERTAKINGS.

We hereby undertake:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) and (h) of this chapter shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement:

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized in Rye, New York this 30th day of June, 2017.

QUEST PATENT RESEARCH CORPORATION

By:	/s/ Jon C. Scahill
Jon C. Scahill,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon C. Scahill	Chief Executive Officer,	June 30, 2017
Jon C. Scahill	Chief Financial Officer and Director

/s/ Timothy J. Scahill	Director	June 30, 2017
Timothy J. Scahill

/s/ Dr. William Ryall Carroll	Director	June 30, 2017
Dr. William Ryall Carroll

II-4